UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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PLAINS ALL AMERICAN PIPELINE, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLAINS ALL AMERICAN PIPELINE, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

October 10, 2013

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”) to be held on November 19, 2013, at 1:00 p.m. Central Time, in The Senate Room, located on the 12th Floor of Two Allen Center, 1200 Smith Street, Houston, Texas 77002. This special meeting has been called by the board of directors (the “board of directors”) of Plains All American GP LLC, which entity is the general partner of Plains AAP, L.P., the sole member of PAA GP LLC, the owner of a 2% general partner interest in the Partnership (collectively referred to as the “General Partner” as the context requires). At this important meeting, you will be asked to consider and vote upon the following proposals:

•	a proposal (the “LTIP Proposal”) to approve the Plains All American 2013 Long-Term Incentive Plan (the “LTIP”), which will (i) consolidate the Partnership’s three current long-term incentive plans (the Plains All American GP LLC 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), the Plains All American 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), and the Plains All American PPX Successor Long-Term Incentive Plan, as amended (the “PPX Plan” and, together with the 2005 Plan and 1998 Plan, the “Existing Plans”)) into a single plan through a consolidated amendment and restatement of the Existing Plans and (ii) authorize an incremental 7,000,000 common units that may be issued under the LTIP, in addition to any common units that are currently available (or in the future become available) for issuance under the Existing Plans; and

•	a proposal (the “Adjournment Proposal”) to approve the adjournment of the special meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the LTIP.

Our board of directors has unanimously approved the LTIP and believes that the LTIP is in the best interests of our unitholders and the Partnership for the following reasons:

•	As of December 31, 2012, PAA had delivered one-, three- and five-year unitholder returns of 29.4%, 26.8% and 19.4%, respectively; the Partnership’s long-term incentive plans have played a critical role in achieving such results by allowing us to attract and retain the services of individuals who are essential to our growth and profitability, and by aligning the interests of our employees, officers and directors with those of our unitholders;

•	As a result of grants made under the Existing Plans in the normal course of the Partnership’s business over the last nine years, the total number of units available for incentive grants under the Existing Plans has been reduced to approximately 1.8 million units;

•	In order to provide the Partnership with sufficient unit availability under its long-term incentive plans to continue to retain and attract talent, unit availability under the Existing Plans needs to be replenished;

•	The LTIP Proposal will implement the necessary replenishment of unit availability in a reasonable and prudent manner; taking into account all outstanding grants under the Existing Plans and all potential grants under the LTIP, our overhang (the fully diluted impact of the LTIP if the LTIP Proposal is approved by the unitholders) will be approximately 3.7%;

•	The number of units granted under the Existing Plans during 2010, 2011 and 2012 represented approximately 1.2%, 0.1% and 0.1% of our weighted average units outstanding for each period, respectively, and less than 0.5% on average for the three-year period ended December 31, 2012; and

•	Consolidation of the Existing Plans into the LTIP as contemplated by the LTIP Proposal will simplify and streamline administration of our long-term incentive plans.

Accordingly, the board of directors has unanimously recommended that the common unitholders approve the LTIP Proposal. A copy of the LTIP is attached to this proxy statement as Exhibit A.

Your vote is very important. Even if you plan to attend the special meeting, we urge you to promptly vote your common units electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your common units personally if you attend the special meeting. Voting your common units electronically, via the Internet or by telephone, or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

The LTIP will not be effective unless approved by the common unitholders. Our partnership agreement does not require that we present the LTIP to our common unitholders for approval. However, under the rules of the New York Stock Exchange, the LTIP requires the approval of a majority of the votes cast at the special meeting by our common unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting.

Our board of directors unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

I urge you to review carefully the attached proxy statement, which contains detailed descriptions of the LTIP Proposal and the Adjournment Proposal to be voted upon at the special meeting.

Sincerely,

Greg L. Armstrong

Chairman of the Board and Chief Executive Officer

Plains All American GP LLC

If you have any questions or need assistance voting, please call Georgeson, Inc., the Partnership’s proxy solicitor in connection with the Special Meeting, toll-free at 1-800-213-0473.

PLAINS ALL AMERICAN PIPELINE, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On November 19, 2013

To our common unitholders:

A special meeting of the common unitholders of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”) will be held on November 19, 2013, at 1:00 p.m. Central Time, in The Senate Room, located on the 12th Floor of Two Allen Center, 1200 Smith Street, Houston, Texas 77002. At the meeting, our common unitholders will be asked to consider and vote upon a proposal (the “LTIP Proposal”) to approve the Plains All American 2013 Long-Term Incentive Plan (the “LTIP”), which will (i) consolidate the Partnership’s three current long-term incentive plans (the Plains All American GP LLC 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), the Plains All American 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), and the Plains All American PPX Successor Long-Term Incentive Plan, as amended (the “PPX Plan” and, together with the 2005 Plan and 1998 Plan, the “Existing Plans”)) into a single plan through a consolidated amendment and restatement of the Existing Plans and (ii) authorize an incremental 7,000,000 common units that may be issued under the LTIP, in addition to any common units that are currently available (or in the future become available) for issuance under the Existing Plans. A copy of the LTIP is attached to this proxy statement as Exhibit A. Our common unitholders will also be asked to act on a proposal to approve the adjournment of the special meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the LTIP (the “Adjournment Proposal”).

We have set the close of business on September 20, 2013 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 333 Clay Street, Suite 1600, Houston, Texas 77002, and will be available for inspection by any unitholder during the meeting.

Our board of directors unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Your Vote is Very Important. If you cannot attend the special meeting, you may vote your common units electronically, via the Internet or by telephone, or by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even if he or she already has returned a proxy.

By Order of the Board of Directors of Plains All American GP LLC, general partner of Plains AAP, L.P., sole member of PAA GP LLC, general partner of Plains All American Pipeline, L.P.

Richard McGee

Secretary

Houston, Texas

October 10, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF COMMON UNITHOLDERS

TO BE HELD ON NOVEMBER 19, 2013

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting are available on our Internet website at www.paalp.com under “Investor Relations.”

QUESTIONS AND ANSWERS	1
PROPOSAL TO APPROVE THE PLAINS ALL AMERICAN 2013 LONG-TERM INCENTIVE PLAN	6
INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE LTIP	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
EQUITY COMPENSATION PLAN INFORMATION	17
EXECUTIVE COMPENSATION	18
PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR DATES, IF DEEMED NECESSARY OR APPROPRIATE BY OUR GENERAL PARTNER, TO SOLICIT ADDITIONAL PROXIES	38
UNITHOLDER PROPOSALS	39
HOUSEHOLDING MATTERS	39
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	39
EXHIBIT A—PLAINS ALL AMERICAN 2013 LONG-TERM INCENTIVE PLAN	A-1

i

PLAINS ALL AMERICAN PIPELINE, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

November 19, 2013

This proxy statement contains information related to the special meeting of common unitholders of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our common unitholders on or about October 10, 2013.

QUESTIONS AND ANSWERS

Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING OR NEED ASSISTANCE VOTING, PLEASE CONTACT GEORGESON, INC. TOLL FREE AT 1-800-213-0473.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our common unitholders will be asked to consider and vote upon a proposal (the “LTIP Proposal”) to approve the Plains All American 2013 Long-Term Incentive Plan (the “LTIP”), which will (i) consolidate the Partnership’s three current long-term incentive plans (the Plains All American GP LLC 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), the Plains All American 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), and the Plains All American PPX Successor Long-Term Incentive Plan, as amended (the “PPX Plan” and, together with the 2005 Plan and 1998 Plan, the “Existing Plans”)) into a single plan through a consolidated amendment and restatement of the Existing Plans and (ii) authorize an incremental 7,000,000 common units that may be issued under the LTIP, in addition to any common units that are currently available (or in the future become available) for issuance under the Existing Plans. A copy of the LTIP is attached to this proxy statement as Exhibit A. Our common unitholders will also be asked to act on a proposal to approve the adjournment of the special meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the LTIP (the “Adjournment Proposal”).

Q:	What is the recommendation of the board of directors?

A:	The board of directors (the “board of directors”) of Plains All American GP LLC (which we refer to as our “General Partner”) recommends that you vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal. In addition, on August 22, 2013, our board of directors, including each of our directors who meet the independence requirements of the New York Stock Exchange (the “NYSE”), unanimously approved the LTIP subject to unitholder approval.

Q:	What is the basis for the recommendation of the board of directors in support of the LTIP Proposal?

A:	The board of directors believes that the LTIP is in the best interests of our unitholders and the Partnership for the following reasons:

•

As of December 31, 2012, PAA had delivered one-, three- and five-year unitholder returns of 29.4%, 26.8% and 19.4%, respectively; the Partnerships’ long-term incentive plans have played a critical role in achieving such results by allowing us to attract and retain the services of individuals who are essential to our growth and profitability, and by aligning the interest of our employees, officers and directors with those of our unitholders;

•	As a result of grants made under the Existing Plans in the normal course of the Partnership’s business over the last nine years, the total number of units available for incentive grants under the Existing Plans has been reduced to approximately 1.8 million units;

•	In order to provide the Partnership with sufficient unit availability under its long-term incentive plans to continue to retain and attract talent, unit availability under the Existing Plans needs to be replenished;

•	The LTIP Proposal will implement the necessary replenishment of unit availability in a reasonable and prudent manner; taking into account all outstanding grants under the Existing Plans and all potential grants under the LTIP, our overhang (the fully diluted impact of the LTIP if the LTIP Proposal is approved by the unitholders) will be approximately 3.7%;

•	The number of units granted under the Existing Plans during 2010, 2011 and 2012 represented approximately 1.2%, 0.1% and 0.1% of our weighted average units outstanding for each period, respectively, and less than 0.5% on average for the three-year period ended December 31, 2012; and

•	Consolidation of the Existing Plans into the LTIP as contemplated by the LTIP Proposal will simplify and streamline administration of our long-term incentive plans.

Q:	When and where is the special meeting?

A:	The special meeting will be held on November 19, 2013, at 1:00 p.m. Central Time, in The Senate Room, located on the 12th Floor of Two Allen Center, 1200 Smith Street, Houston, Texas 77002.

However, if the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. Our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:	Who is soliciting my proxy?

A:	The board of directors of Plains All American GP LLC is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders.

Q:	Who is entitled to vote at the special meeting?

A:	All common unitholders who owned our common units at the close of business on the record date, September 20, 2013, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each common unitholder that attends the special meeting in person may be asked to present valid picture identification, such as a driver’s license or passport.

Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On September 20, 2013, 342,950,166 common units were issued and outstanding.

Q:	How do I vote?

A:	If you are a unitholder of record at the close of business on the record date, you may vote your common units by proxy in advance of the special meeting by any of the following methods:

•	Internet. You may visit the Internet address listed on your proxy card. Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet address.

•	Telephone. You may call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

•	Mail. You may mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope.

Internet and telephone voting will be available to unitholders of record 24 hours a day until 11:59 p.m. Eastern Time on November 18, 2013, the night before the special meeting. If you use the Internet or the toll-free telephone number to provide your proxy voting instructions, you do not need to mail in your proxy card. If you mail in your proxy card, it must be received by the Partnership before the voting polls close at the special meeting.

You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (by Internet, telephone or mail, as described above) as soon as possible so that your common units will be represented at the special meeting if for any reason you are unable to attend in person.

If you are a beneficial owner of common units held in street name, you must either direct your broker or other nominee as to how to vote your common units, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction cards provided by your broker or other nominee for specific instructions on methods of voting.

Q:	What do I do if I want to change my vote after I have already voted by proxy?

A:	If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the special meeting by:

•	submitting a proxy with new voting instructions using the Internet or telephone voting system (please note, however, that the deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time on November 18, 2013);

•	delivering a later-dated, executed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219;

•	delivering a written notice of revocation of your proxy to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	What constitutes a quorum?

A:	The holders of a majority of the outstanding common units represented in person or by proxy shall constitute a quorum at the special meeting. Your common units will be counted as present at the special meeting if:

•	you are present and vote in person at the meeting; or

•	you, or your broker if you are a beneficial owner of common units held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum.

Q:	What vote is required to approve the proposals?

A:	Under the NYSE Listed Company Manual (the “NYSE Manual”), the LTIP Proposal requires the approval of a majority of the votes cast at the special meeting by our common unitholders. Votes “for” and “against” and abstentions will count as votes cast. Thus, abstentions will have the effect of a vote against the LTIP Proposal.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting. Abstentions will also have the effect of a vote against the Adjournment Proposal.

A properly executed proxy submitted without voting instructions will be voted “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Q:	If my common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	No. NYSE rules prohibit your broker or other nominee from exercising voting discretion with respect to the matters to be acted upon at the special meeting. Thus, you must give your broker or other nominee specific instructions in order for your common units to be voted.

Q:	What happens if the LTIP Proposal is approved?

A:	We will use the LTIP to reward and incentivize our employees, officers and directors for their contributions to our growth and profitability. The LTIP will be administered under the direction of the compensation committee of our board of directors.

Q:	What happens if the LTIP Proposal is not approved?

A:	After using all units available under the Existing Plans, we would be unable to issue any further grants under such plans because the rules of the NYSE require unitholder approval of any new equity compensation plans or any material revisions to existing plans. Without an equity compensation plan, it will be more difficult to attract and retain the services of individuals who are essential to our growth and profitability.

Q:	Who covers the expense of the proxy solicitation?

A:

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by employees of our General Partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your common units electronically, via the Internet or by telephone, or by signing and returning the enclosed proxy card will help to avoid additional expense. We have hired Georgeson, Inc. to solicit proxies for a fee of $8,500 plus reasonable expenses for additional services.

Q:	Are dissenters’ rights available to common unitholders?

A:	We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”). Under those laws, dissenters’ rights are not available to our common unitholders with respect to the LTIP Proposal or the Adjournment Proposal.

Q:	Who can I contact for further information?

A:	If you have questions or need assistance voting, please contact Georgeson, Inc., our proxy solicitor in connection with the Special Meeting, toll-free at 1-800-213-0473.

PROPOSAL TO APPROVE THE

PLAINS ALL AMERICAN 2013 LONG-TERM INCENTIVE PLAN

Background and Description of the Proposal

The primary long-term measure of our performance is our ability to increase our sustainable quarterly distribution to our unitholders. Since we became a public company in 1998, we have used performance-indexed phantom unit grants issued under our long-term incentive plans to (i) attract and retain capable, talented individuals to serve as employees, officers and directors, (ii) encourage and reward timely achievement of targeted distribution levels and (iii) align the long-term interests of our employees, officers and directors with those of our unitholders. We believe such grants, which typically include minimum service periods in order to encourage long-term retention, have played a meaningful role in the growth of our quarterly distribution since the adoption of our first long-term incentive plan in 1998. Over the five-year period ended December 31, 2012, we increased our quarterly distribution by 29.2% and our annual distribution per common unit has grown at a compound annual rate of approximately 5.25%. In addition, the total return realized by our unitholders during this period averaged approximately 19.4% per annum. On September 20, 2013, the closing price of our common units as reported by the NYSE was $53.62 per unit.

We currently have three long-term incentive plans: (i) the 1998 Plan, (ii) the 2005 Plan, and (iii) the PPX Plan. The three plans together are referred to as the Existing Plans.

The Existing Plans reserve a total of 10,849,618 common units for issuance in connection with the grant of equity-based awards, consisting of: (a) 6,000,000 common units reserved under the 2005 Plan, (b) 2,850,000 common units reserved under the 1998 Plan, and (c) 1,999,618 common units reserved under the PPX Plan. As of August 31, 2013, approximately 1.8 million common units were available for future grant under the Existing Plans as approximately 4.8 million common units have already been issued under the Existing Plans and there were a total of approximately 4.3 million phantom unit awards outstanding under the Existing Plans that must or may be settled in common units. There are no other types of awards (e.g. options) outstanding under the Existing Plans.

In order to simplify and streamline the administration of our long-term incentive plans and ensure that we have a sufficient amount of common units reserved for the future issuance of equity based grants under our long-term incentive plans, the board of directors has adopted and is recommending for approval by our common unitholders the Plains All American 2013 Long-Term Incentive Plan, or the LTIP, which will (i) consolidate all of the Existing Plans into a single plan through a consolidated amendment and restatement of the Existing Plans and (ii) authorize an incremental 7,000,000 common units that may be utilized for equity based grants under the LTIP, in addition to any common units that are currently available (or in the future become available) for equity based grants under the Existing Plans. The basis for the board of directors’ recommendation is as follows:

•	As of December 31, 2012, PAA had delivered one-, three- and five-year unitholder returns of 29.4%, 26.8% and 19.4%, respectively; our long-term incentive plans have played a critical role in achieving such results by allowing us to attract and retain the services of individuals who are essential to our growth and profitability, and by aligning the interests of our employees, officers and directors with those of our unitholders;

•	As a result of grants made under the Existing Plans in the normal course of our business over the last nine years, the total number of units available for incentive grants under the Existing Plans has been reduced to approximately 1.8 million units;

•	In order to provide us with sufficient unit availability under our long-term incentive plans to continue to retain and attract talent, unit availability under the Existing Plans needs to be replenished;

•	The approval of the LTIP will implement the necessary replenishment of unit availability in a reasonable and prudent manner; taking into account all outstanding grants under the Existing Plans and all potential grants under the LTIP, our overhang (the fully diluted impact of the LTIP if the LTIP Proposal is approved by the unitholders) will be approximately 3.7%;

•	The number of units granted under the Existing Plans during 2010, 2011 and 2012 represented less than 1.2%, 0.1% and 0.1% of our weighted average units outstanding for each period, respectively, and less than 0.5% on average for the three-year period ended December 31, 2012; and

•	Consolidation of the Existing Plans into the LTIP as contemplated by this LTIP Proposal will simplify and streamline administration of our long-term incentive plans.

The proposed increase in available common units is necessary to continue to allow us to attract and retain the services of individuals who are essential for our growth and profitability and encourage such individuals to devote their best efforts to advancing our business. Without including the new units requested under the LTIP Proposal, our overhang (calculated as the sum of all units subject to outstanding phantom unit awards that must or may be settled in common units and units available for grant divided by total units outstanding) as of August 31, 2013 was approximately 1.7%. If the new LTIP is approved, total overhang is estimated to be approximately 3.7% (based on the total units outstanding as of August 31, 2013 and assuming 7,000,000 incremental units are made available under the LTIP).

If approved by the requisite vote of our unitholders at the special meeting, the LTIP will become effective on November 19, 2013 and will replace the Existing Plans. When the LTIP becomes effective, all outstanding phantom unit awards under the Existing Plans will remain outstanding, but no further grants will be made under the Existing Plans. If the LTIP Proposal is not approved, no grants will be made under the LTIP and the Existing Plans will remain in effect. The LTIP Proposal will not affect awards already granted under the Existing Plans or the rights of existing award holders.

A summary description of the material features of the LTIP as proposed is set forth below. The following summary does not purport to be a complete description of all the provisions of the LTIP and is qualified in its entirety by reference to the LTIP, a copy of which is attached as Exhibit A to this proxy statement and incorporated in its entirety in this proxy statement by reference.

Description of the LTIP

Key Terms of the LTIP

Eligible Participants	Employees, Officers and Directors of our General Partner and its affiliates
Incremental Units Authorized	7,000,000
Total Units Available for Future Issuance	13,083,805[1]
Potential Overhang	3.7%[2]
Award Types	Options, Unit Appreciation Rights, Restricted Units, Phantom Units
Prohibited	Repricings of Options or Unit Appreciation Rights or material amendments (for example, an amendment that increases the number of common units authorized for issuance under the LTIP) without unitholder approval

1	This amount represents the sum of (i) the units available for grant under the Existing Plans as of August 31, 2013, (ii) the units subject to outstanding awards under the Existing Plans as of such date that must or may be settled in units, and (iii) an incremental 7,000,000 units. The total units actually available for future issuance as of the effective date of the LTIP could be lower if units are delivered under the Existing Plans prior to such effective date in satisfaction of outstanding awards.
2	This percentage was calculated as of August 31, 2013 based on (i) the sum of (x) the units available for grant under the Existing Plans as of such date, (y) the units subject to outstanding awards under the Existing Plans as of such date that must or may be settled in units, and (z) an incremental 7,000,000 units, divided by (ii) the total units outstanding as of such date. The actual overhang as of the effective date of the LTIP could vary from this percentage depending on changes in the components of the calculation prior to such effective date.

Purpose of the LTIP

The purpose of the LTIP is to align the interests of our employees, officers and directors with those of our unitholders by providing employees, officers and directors incentive compensation awards that reward achievement of targeted distribution levels and other business objectives. In furtherance of such purpose, the LTIP provides for the issuance of a variety of equity based grants, including grants of (i) options (which may include tandem distribution equivalent rights), (ii) unit appreciation rights (which may include tandem distribution equivalent rights), (iii) restricted units (which may include tandem unit distribution rights), and (iv) phantom units (which may include tandem distribution equivalent rights) (collectively referred to as “Awards”).

The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The LTIP will be effective as of the date the LTIP is approved by our unitholders, and will terminate on the earliest of (i) the date terminated by the board of directors or the plan administrator, or (ii) the date all available common units under the LTIP have been paid or issued. Awards granted prior to the LTIP’s termination date will continue to be effective in accordance with their respective terms and conditions even after the LTIP’s termination.

Key Changes to the LTIP

The LTIP will be similar to the Existing Plans, with several key differences: (i) the number of our common units available for issuance or delivery shall be increased over the number of such units so available under the Existing Plans by 7,000,000; and (ii) the LTIP will specifically prohibit the repricing of options or unit appreciation rights in a manner that reduces the exercise price without the prior approval of our unitholders. The LTIP also clarifies certain administrative functions, including the plan administrator’s ability to grant Awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and certain settlement procedures for Awards that are subject to Section 409A of the Internal Revenue Code (the “Code”). All of our employees, officers and directors will be eligible to receive grants under the LTIP, whereas the PPX Plan currently restricts eligibility to employees who were employed by Pacific Energy Partners, L.P. or its affiliates on November 15, 2006 or any individuals hired by us after such date.

As originally instituted by our former general partner prior to our initial public offering, the 1998 Plan contemplated the issuance of up to 1,950,000 common units to satisfy awards under such plan. These awards could be satisfied either by (i) primary issuance of units by us or (ii) cash settlement or purchase of units by our General Partner with the cost reimbursed by us. In 2001, the 1998 Plan was amended, as provided in the plan, without unitholder approval to increase the maximum number of units with respect to which awards could be granted under such plan to 2,850,000; however, we can issue no more than 1,950,000 new units to satisfy the awards. Any additional units issued under the 1998 Plan must be purchased by our General Partner in the open market or in private transactions and be reimbursed by us. If approved by the requisite vote of our unitholders at the special meeting, the LTIP will allow all units delivered pursuant to an Award to consist, in whole or part, of (a) common units acquired in the open market, (b) common units acquired from us, any of our affiliates or any other person or (c) any combination of the foregoing. Accordingly, in connection with the consolidation of the Existing Plans into the LTIP, all units available for issuance under the 1998 Plan (as well as the other Existing Plans) will be available for issuance under the LTIP, and the restriction in the 1998 Plan regarding the number of new units that may be issued to satisfy awards will no longer apply.

Administration of the LTIP

Like the Existing Plans, the LTIP will be administered by the compensation committee of the board of directors, which will administer the LTIP pursuant to its terms and applicable laws, unless the board of directors appoints a different committee of the board of directors to administer the LTIP. We refer to the compensation committee or another committee chosen by the board of directors to administer the LTIP, as applicable, as the plan administrator. The plan administrator has broad discretion to administer the LTIP, interpret its provisions, and adopt policies for implementing the LTIP. This discretion includes the power to:

•	designate participants;

•	determine the type or types of Awards to be granted to a participant;

•	determine the number of common units to be covered by Awards;

•	determine the terms and conditions of any Award;

•	determine whether, to what extent, and under what circumstances Awards may be settled (including settlement in cash), exercised, canceled, or forfeited;

•	interpret and administer the LTIP and any instrument or agreement relating to an Award made under the LTIP;

•	establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the LTIP; and

•	make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the LTIP.

The plan administrator may delegate any or all of its powers and duties under the LTIP, including the power to grant Awards, to the Chief Executive Officer of our General Partner. However, pursuant to any such delegation, the Chief Executive Officer of our General Partner would not be permitted to grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 promulgated by the Securities and Exchange Commission (“SEC”) or a member of the board of directors.

Units Subject to the Plan

If the LTIP Proposal is approved at the special meeting, then the number of common units that will, as of the date of such approval, be available for issuance with respect to Awards is the sum of (i) the number of units available for grant under the Existing Plans as of such date, (ii) the number of units subject to outstanding awards under the Existing Plans as of such date that must or may be settled in units, and (iii) an incremental 7,000,000 units. The table below sets forth the total number of common units that will potentially be available for issuance under the LTIP if the LTIP Proposal is approved.

Source Description	Number of Common Units[1]
Units Available for Grant Under Existing Plans	1,805,504
Units Subject to Awards Outstanding Under Existing Plans	4,278,301
Incremental Units Under LTIP Proposal	7,000,000
Total	13,083,805

1	The amount shown with respect to the “Units Available for Grant Under Existing Plans” represents the number of units available for grant under the Existing Plans as of August 31, 2013. The amount shown with respect to the “Units Subject to Awards Outstanding Under Existing Plans” represents the number of units subject to outstanding awards under the Existing Plans as of August 31, 2013 that must or may be settled in units. While both the actual number of units available for grant under the Existing Plans and the actual number of units subject to awards outstanding under the Existing Plans that must or may be settled in units may change by the effective date of the LTIP, any such change will not result in an increase (but may result in a decrease) in the total number of common units that will potentially be available for issuance under the LTIP as of its effective date.

Pursuant to the terms of the LTIP, if any Award is forfeited, canceled, exercised or otherwise terminated without the actual delivery of common units pursuant to such Award, or if any common units under an Award are held back to cover the exercise price or tax withholding, then, in either such case, any common units that are so forfeited, canceled, exercised or otherwise terminated without the actual delivery of common units or held back (excluding restricted unit Awards) shall be available to satisfy future Awards under the LTIP. On and after the effective date of the LTIP, we will not grant any additional Awards under any of the Existing Plans as they will have been combined into the LTIP.

The common units delivered pursuant to the LTIP shall consist, in whole or part, of (i) common units acquired in the open market, (ii) common units acquired from us, any of our affiliates or any other person or (iii) any combination of the foregoing. The fair market value of a common unit on a given date will be the closing sales price of a common unit on the trading date immediately preceding such given date or as defined in an Award agreement (other than with respect to establishing the exercise price of an option or a unit appreciation right).

Persons Who May Participate in the LTIP

The employees of our General Partner and its affiliates, and the non-employee members of the board of directors, are eligible to receive Awards (the “Eligible Persons”). As of September 20, 2013 there were approximately 2,000 eligible employees and seven eligible directors. Eligible Persons designated by the plan administrator to receive Awards under the LTIP are referred to as “Participants.” A Participant under the LTIP will be eligible, at the discretion of the plan administrator, to receive an Award pursuant to the terms of the LTIP and subject to any limitations imposed by appropriate action of the plan administrator or within the individual Award agreement.

Awards under the LTIP

Options. Options may be granted under the LTIP to purchase a specific number of common units at a set exercise price. The exercise price of each option granted under the LTIP will be determined by the plan administrator at the time the option is granted, provided that each option may not have an exercise price that is less than the fair market value of the common units on the date of grant.

The plan administrator will determine the manner in which, and time or times at which, an option will vest and become exercisable, in whole or in part. The plan administrator will also determine the methods and form of payment for the exercise of an option (including, without limitation, payment in cash, check acceptable to us, a “cashless-broker” exercise through procedures approved by us, or any combination thereof) and the methods and forms in which common units will be delivered to a Participant. Unless otherwise waived by the plan administrator, an option award that is still outstanding will be forfeited by the Participant upon termination of the Participant’s employment with our General Partner or its affiliates or membership on the board of directors, as applicable.

Unit Appreciation Rights. A unit appreciation right is an Award that, upon exercise, entitles the holder to receive the excess, if any, of the fair market value of a common unit on the exercise date over the grant price of the unit appreciation right. The excess may be paid in cash and/or in common units as determined by the plan administrator in its discretion. The plan administrator will have the authority to determine to whom unit appreciation rights will be granted, the number of common units to be covered by each grant, and the conditions and limitations applicable to the exercise of the unit appreciation right. The grant price per unit appreciation right will be determined by the plan administrator at the time the unit appreciation right is granted, but each unit appreciation right must have an exercise price that is not less than the fair market value of the common units on the date of grant.

The plan administrator will determine the time or times at which a unit appreciation right may be exercised in whole or in part. Unless otherwise waived by the plan administrator, all outstanding unit appreciation rights awarded to a Participant will be automatically forfeited by the Participant upon termination of the Participant’s employment with our General Partner or its affiliates or membership on the board of directors, as applicable.

Restricted Unit Awards. A restricted unit is a common unit granted under the LTIP that is subject to a risk of forfeiture, restrictions on transferability, and any other restrictions that may be imposed by the plan administrator in its discretion. The plan administrator will have the authority to determine to whom restricted units will be granted, the number of restricted units to be granted to each Participant, the duration of any restrictions, the conditions under which the restricted units may become vested or forfeited, and any other terms and conditions as the plan administrator may establish with respect to the Awards. Upon or as soon as reasonably possible following the vesting of each restricted unit, subject to any applicable federal income tax withholding, a Participant will be entitled to have the restrictions removed from his or her Award so that the Participant then holds an unrestricted common unit. Unless otherwise waived by the plan administrator, a restricted unit that is still subject to forfeiture restrictions will be forfeited by a Participant upon termination of the Participant’s employment with our General Partner or its affiliates or membership on the board of directors, as applicable.

To the extent provided by the plan administrator in its discretion, a grant of restricted units may provide that a distribution made by us with respect to the restricted units (a “Unit Distribution Right” or “UDR”) will be subject to the same forfeiture and other restrictions as the restricted unit. If restricted, UDRs will be held, without interest, until the restricted unit vests or is forfeited, with the UDR being paid or forfeited at the same time, as the case may be. Absent a restriction on UDRs in the applicable Award agreement, UDRs will be paid to the holder of the restricted unit without restriction at the same time as cash distributions are paid by us to our unitholders.

Phantom Unit Awards. A phantom unit is a right to receive a common unit or an amount of cash equal to the fair market value of a common unit if certain conditions set forth in the Award agreement are met. The plan administrator will have the authority to determine the Eligible Persons to whom phantom units will be granted, the number of phantom units to be granted to each Participant, and any other terms and conditions as the plan administrator may establish. Upon vesting of each phantom unit, subject to any applicable federal income tax withholding, the Participant will be entitled to settlement of the phantom unit and shall receive either a common unit or cash equal to the fair market value of a common unit, as determined by the plan administrator in its discretion and provided in the applicable Award agreement. Unless otherwise provided by the plan administrator, unvested phantom units will be forfeited upon termination of a Participant’s employment with our General Partner or its affiliates or membership on the board of directors, as applicable.

Distribution Equivalent Rights. To the extent provided by the plan administrator in its discretion, an Award granted under the LTIP (other than a restricted unit Award) may include a contingent right, granted in tandem or otherwise in connection with a specific option, unit appreciation right or phantom unit, to receive cash equal to the amount of any cash distributions made by us with respect to a common unit during the period such option, unit appreciation right or phantom unit is outstanding (a “Distribution Equivalent Right” or “DER”). A DER grant may provide that the DER will be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the plan administrator), be subject to the same vesting restrictions as the respective Award, or be subject to other provisions or restrictions as determined by the plan administrator in its discretion and provided in the applicable Award agreement.

Other Provisions

Tax Withholding. Our General Partner or one of its affiliates will be authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, common units, other securities or other property) of any applicable taxes payable with respect to the grant of an Award, its exercise, the lapse of restrictions applicable to an Award or in connection with any payment relating to an Award or the transfer of an Award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an Award.

Anti-Dilution Adjustments. Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to Awards with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of common units covered by each outstanding Award and the terms and conditions of such Award to equitably reflect the restructuring event, and the plan administrator will adjust the number and type of common units with respect to which future Awards may be granted under the LTIP. Upon the occurrence of a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustments to Awards were discretionary, the plan administrator shall have complete discretion to adjust Awards in the manner it deems appropriate. In the event the plan administrator makes any such adjustments, a corresponding and proportionate adjustment shall be made with respect to the maximum number of common units available under the LTIP and the kind of units or other securities available for grant under the LTIP.

Change of Control. If specifically provided in an Award agreement, upon a change of control (as defined in the Award agreement), the Award may automatically vest and be payable or become exercisable in full, as the case may be.

Amendment. The board of directors or plan administrator may terminate or amend the LTIP or any part of the LTIP at any time in any manner, including increasing the number of common units that may be granted, subject to the requirements of the securities exchange upon which the common units are listed at that time and of applicable tax and securities laws. The plan administrator may also waive any conditions or rights under, amend the terms of or alter any outstanding Award as long as no such change would materially reduce the rights or benefits of a Participant without the consent of the Participant or cause the LTIP or such Award to fail to comply with the requirements of Section 409A of the Code.

Transferability of Awards. Options and unit appreciation rights are only exercisable by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. No Award or right granted under the LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the plan administrator may, in its discretion, allow a Participant to transfer an option or a unit appreciation right without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the plan administrator from time to time.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal tax consequences to Participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Code, phantom units, and certain other Awards that may be granted pursuant to the LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and the guidance promulgated thereunder.

Options; Unit Appreciation Rights

Participants will not realize taxable income upon the grant of an option or a unit appreciation right. Upon the exercise or, if later, the settlement of an option or a unit appreciation right, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash or the fair market value of the common units received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any common units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of an option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

When a Participant sells the common units acquired as a result of the exercise of an option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The LTIP allows the plan administrator to permit the transfer of Awards in limited circumstances. See “—Other Provisions—Transferability of Awards.”

The Internal Revenue Service (the “IRS”) has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of options or unit appreciation rights. However, the IRS has informally indicated that after a transfer of stock options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the option. If stock options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Options granted under the LTIP and that are transferred will likely be subject to the same tax treatment. The transfer of an option may result in gift tax consequences to a Participant.

Phantom Unit Awards; Restricted Unit Awards

A Participant will not have taxable income at the time of the grant of a phantom unit Award, but rather, will generally recognize ordinary compensation income at the time such Participant receives common units or a cash payment in satisfaction of the phantom unit Award in an amount equal to the fair market value of the common units received or the cash payment, whichever is applicable. In addition, the Participant will be subject to ordinary income tax upon the payment of a DER. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit Award in an amount equal to the fair market value of the common units when the common units are received over the amount, if any, paid for such units, provided, that if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the Participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the common units are received, in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time such Participant recognizes income under the rules described above with respect to common units or cash received. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an Award under the LTIP. Distributions that are received by a Participant prior to the time that the common units are taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a Participant will equal the amount recognized by such Participant as compensation income under the rules described in the preceding paragraph plus the amount, if any, paid for the common units, and the Participant’s capital gains holding period in those common units will commence on the later of the date the common units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) of the Code is made with respect to restricted units, then the holding period in such units will begin on the date of receipt of the units).

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by us or one of our affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

New Plan Benefits

The Awards, if any, that will be made to eligible persons under the LTIP are subject to the discretion of the plan administrator and, therefore, we cannot currently determine the benefits or number of units subject to Awards that may be granted in the future to eligible employees, officers and directors under the LTIP, nor can we estimate the amount or the number of units that could have been granted to the eligible individuals had the LTIP been in place in the last fiscal year. We do not make systematic annual phantom unit awards to our officers and employees. Instead, our objective is to time the granting of awards such that the creation of new long-term incentives coincides with the satisfaction of performance thresholds under existing awards. Terms of historical phantom unit grants have varied but generally phantom units vest upon the later of achievement of targeted distribution threshold levels and continued employment for periods ranging from two to five years. Thus, phantom unit grants generally follow a three-year cycle. To provide an example of what the LTIP grants could look like in a year that we grant new awards, the following table sets forth the number and dollar value of phantom units granted under the Existing Plans in 2013 to date to our Named Executive Officers and certain other groups. The previous significant grant cycle of equity awards occurred in 2010. No awards other than phantom units have been granted under the Existing Plans.

Name and Principal Position	Number of Units Underlying Awards	Dollar Value ($)*
Greg L. Armstrong, Chairman of the Board and Chief Executive Officer	150,000	7,563,000
Harry N. Pefanis, President and Chief Operating Officer	135,000	6,806,700
Al Swanson, Executive Vice President and Chief Financial Officer	100,000	5,041,997
W. David Duckett, President, Plains Midstream Canada	100,000	5,041,997
John P. vonBerg, Senior Vice President—Commercial Activities	75,000	3,781,500
Executive Officers as a group, including the Named Executive Officers	982,000	49,512,427
All non-employee directors as a group	22,500	1,195,650
All non-executive officers and other employees as a group	1,990,200	94,584,842
Total	2,994,700	145,292,919

*	The dollar values reflected in this column were calculated using the grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures.

Vote Required

The affirmative vote of a majority of the votes cast at the special meeting is required to approve the LTIP Proposal. Votes “for” or “against” and abstentions will count as votes cast. A properly executed proxy submitted without voting instructions will be voted “FOR” approval of the LTIP Proposal.

Board Recommendation

The board of directors believes that approval of the LTIP is in the best interests of the Company and our unitholders. For the reasons stated above, the unitholders are being asked to approve this proposal.

The board of directors unanimously recommends a vote “FOR” approval of the LTIP Proposal.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE LTIP

The officers and employees of our General Partner, its affiliates and our subsidiaries and the members of our board of directors will be eligible to receive awards under the LTIP if it is approved. Accordingly, the members of our board of directors and the executive officers of our General Partner have a substantial interest in the approval of the LTIP Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of limited partner units held by (i) beneficial owners of 5% or more of our units, (ii) directors, (iii) the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2012 (the “Named Executive Officers”), and (iv) all directors and executive officers as a group, as of September 20, 2013:

Name of Beneficial Owner	Common Units		Percentage of Common Units
Richard Kayne/Kayne Anderson Capital Advisors, L.P.	16,181,123	(1)	4.7%
Greg L. Armstrong	1,055,940	(2)	(3)
Harry N. Pefanis	672,876	(2)	(3)
Al Swanson	100,804	(2)	(3)
W. David Duckett	294,322	(2)	(3)
John P. vonBerg	122,684	(2)	(3)
Everardo Goyanes	73,400	(2)	(3)
Gary R. Petersen	27,500	(2)	(3)
John T. Raymond	1,404,408	(2)	(3)
Robert V. Sinnott	128,810	(2)(4)	(3)
Vicky Sutil	—		—
J. Taft Symonds	84,600	(2)	(3)
Christopher M. Temple	16,250	(2)	(3)
All directors and executive officers as a group (17 persons)	4,542,998	(2)(5)	1.3%

(1)	Richard A. Kayne is Chief Executive Officer and Director of Kayne Anderson Investment Management, Inc., which is the general partner of Kayne Anderson Capital Advisors, L.P. (“KACALP”). Various accounts (including KAFU Holdings, L.P., which owns a portion of our General Partner) under the management or control of KACALP own 15,745,758 common units. Mr. Kayne may be deemed to beneficially own such units. In addition, Mr. Kayne directly owns or has sole voting and dispositive power over 435,365 common units. Mr. Kayne disclaims beneficial ownership of any of our partner interests other than units held by him or interests attributable to him by virtue of his interests in the accounts that own our partner interests. The address for Mr. Kayne and Kayne Anderson Investment Management, Inc. is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.
(2)	Does not include unvested phantom units granted under our Existing Plans, none of which will vest within 60 days of the date hereof.
(3)	Less than one percent.
(4)	Pursuant to the LLC Agreement of our General Partner, Mr. Sinnott has been designated as one of our directors by KAFU Holdings, L.P., which is controlled by Kayne Anderson Investment Management, Inc., of which he is President. Mr. Sinnott disclaims any deemed beneficial ownership of the interests owned by KAFU Holdings, L.P. or its affiliates, beyond his pecuniary interest therein, if any. Mr. Sinnott has a non-controlling ownership interest in KACALP, which is the general partner of KAFU Holdings, L.P. KACALP is entitled to a percentage of the profits earned by the funds invested in KAFU Holdings, L.P. The address for KAFU Holdings, L.P. is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.
(5)	As of September 20, 2013, no units were pledged by directors or Named Executive Officers. Certain of the directors and Named Executive Officers hold units in marginable broker’s accounts, but none of the units were margined as of September 20, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2012.

Plan Category	Number of Units to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Units Remaining Available for Future Issuance under Equity Compensation Plans (c)
Equity compensation plans approved by unitholders:
1998 Long-Term Incentive Plan	90,000	(1)	N/A	(2)	1,008,622	(1)(3)
2005 Long-Term Incentive Plan	2,170,344	(4)	N/A	(2)	1,518,392	(3)(4)
Equity compensation plans not approved by unitholders:
1998 Long-Term Incentive Plan	—	(1)(5)	N/A	(2)	—	(6)
PPX Successor Long-Term Incentive Plan	617,000	(7)	N/A	(2)	1,188,443	(3)(7)

(1)	As originally instituted by our former general partner prior to our initial public offering, the 1998 Plan contemplated the issuance of up to 1,950,000 common units to satisfy awards of phantom units. Upon vesting, these awards could be satisfied either by (i) primary issuance of units by us or (ii) cash settlement or purchase of units by our General Partner with the cost reimbursed by us. In 2001, the 1998 Plan was amended, as provided in the plan, without unitholder approval to increase the maximum awards to 2,850,000 phantom units; however, we can issue no more than 1,950,000 new units to satisfy the awards. Any additional units must be purchased by our General Partner in the open market or in private transactions and be reimbursed by us. As of December 31, 2012, we have issued approximately 1,552,434 common units in satisfaction of vesting under the 1998 Plan. The number of units presented in column (a) assumes that all remaining grants will be satisfied by the issuance of new units upon vesting unless such grants are by their terms payable only in cash. In fact, a substantial number of phantom units that have vested were satisfied without the issuance of units. These phantom units were settled in cash or withheld for taxes. Any units not issued upon vesting will become “available for future issuance” under column (c).
(2)	Phantom unit awards under the 1998 Plan, 2005 Plan and PPX Plan vest without payment by recipients.
(3)	In accordance with Item 201(d) of Regulation S-K, column (c) excludes the securities disclosed in column (a). However, as discussed in footnotes (1), (4) and (7), any phantom units represented in column (a) that are not satisfied by the issuance of units become “available for future issuance.”
(4)	The 2005 Plan was approved by our unitholders in January 2005. The 2005 Plan contemplates the issuance or delivery of up to 6,000,000 units to satisfy awards under the plan. The number of units presented in column (a) assumes that all outstanding grants will be satisfied by the issuance of new units upon vesting unless such grants are by their terms payable only in cash. In fact, some portion of the phantom units may be settled in cash and some portion will be withheld for taxes. Any units not issued upon vesting will become “available for future issuance” under column (c).
(5)	Although awards for units may from time to time be outstanding under the portion of the 1998 Plan not approved by unitholders, all of these awards must be satisfied in cash or out of units purchased by our General Partner and reimbursed by us. None will be satisfied by “units issued upon exercise/vesting.”
(6)	Awards for up to 701,056 phantom units may be granted under the portion of the 1998 Plan not approved by unitholders; however, no common units are “available for future issuance” under the plan, because all such awards must be satisfied with cash or out of units purchased by our General Partner and reimbursed by us.
(7)	In connection with our acquisition of Pacific Energy Partners, L.P., we adopted the PPX Plan. Potential awards under such plan include options and phantom units (with or without tandem DERs). The provisions of such plan are substantially the same as the 2005 Plan, except that awards under the PPX Plan may only be made to employees who were working for Pacific at the time of the merger or to employees hired after the date of the Pacific acquisition. The number of units presented in column (a) assumes that all outstanding grants will be satisfied by the issuance of new units upon vesting unless such grants are by their terms payable only in cash. In fact, some portion of the phantom units may be settled in cash and some portion will be withheld for taxes. Any units not issued upon vesting will become “available for future issuance” under column (c).

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of Plains All American GP LLC reviews and makes recommendations to the board of directors regarding the compensation for the executive officers and directors.

In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the compensation discussion and analysis contained in this proxy statement on Schedule 14A. Based on those reviews and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement on Schedule 14A.

Robert V. Sinnott, Chairman

Gary R. Petersen

John T. Raymond

Vicky Sutil

Compensation Committee Interlocks and Insider Participation

Messrs. Petersen, Raymond and Sinnott and Ms. Sutil served on the compensation committee throughout 2012. No other persons served on the compensation committee during 2012. During 2012, none of the members of the compensation committee was an officer or employee of us or any of our subsidiaries, or served as an officer of any company with respect to which any of our executive officers served on such company’s board of directors. In addition, none of the members of the compensation committee are former employees of ours or any of our subsidiaries. Mr. Raymond is associated with EMG, Mr. Sinnott is associated with Kayne Anderson and its affiliates, and Ms. Sutil is associated with Oxy. We have relationships with these entities.

Compensation Discussion and Analysis

Background

All of our officers and employees (other than Canadian personnel) are employed by Plains All American GP LLC. Our Canadian personnel are employed by Plains Midstream Canada ULC, which is a wholly owned subsidiary. Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all employment-related costs, including compensation for executive officers, other than expenses related to the Class B units of Plains AAP, L.P. (which are borne entirely by Plains AAP, L.P.).

Objectives

Since our inception, we have employed a compensation philosophy that emphasizes pay for performance, both on an individual and entity level, and places the majority of each Named Executive Officer’s (defined in the Summary Compensation Table below) compensation at risk. The primary long-term measure of our performance is our ability to increase our sustainable quarterly distribution to our unitholders. We believe our pay-for-performance approach aligns the interests of our executive officers with that of our equity holders, and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance is below expectations. Our executive compensation is designed to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our unitholders, and to reward success in reaching such goals. We use three primary elements of compensation to fulfill that design—salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses is based on their relative contribution to achieving or exceeding annual goals and the determination of specific individuals’

long-term incentive awards is based on their expected contribution in respect of longer term performance objectives. We do not maintain a defined benefit or pension plan for our executive officers as we believe such plans primarily reward longevity and not performance. We provide a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. In instances considered necessary for the execution of their job responsibilities, we also reimburse certain of our Named Executive Officers and other employees for club dues and similar expenses. We consider these benefits and reimbursements to be typical of other employers, and we do not believe they are distinctive of our compensation program.

Elements of Compensation

Salary. We do not “benchmark” our salary or bonus amounts. In practice, we believe our salaries are generally competitive with the narrower universe of large-cap master limited partnerships, but are moderate relative to the broad spectrum of energy industry competitors for similar talent.

Cash Bonuses. Our cash bonuses include annual discretionary bonuses in which all of our current domestic Named Executive Officers potentially participate, as well as a quarterly bonus program in which Mr. vonBerg participates. Mr. Duckett participates in an annual and quarterly bonus program that is specific to activities managed by our Canadian personnel.

Long-Term Incentive Awards. The primary long-term measure of our performance is our ability to increase our sustainable quarterly distribution to our unitholders. Historically, we have used performance-indexed phantom unit grants issued under our Long-Term Incentive Plans to encourage and reward timely achievement of targeted distribution levels and align the long-term interests of our Named Executive Officers with those of our unitholders. These grants also require minimum service periods as further described below in order to encourage long-term retention. A phantom unit is the right to receive, upon the satisfaction of vesting criteria specified in the grant, a common unit (or cash equivalent). We do not use options as a form of incentive compensation. Unlike “vesting” of an option, vesting of a phantom unit results in delivery of a common unit or cash of equivalent value as opposed to a right to exercise. Terms of historical phantom unit grants have varied, but generally phantom units vest upon the later of achievement of targeted distribution threshold levels and continued employment for periods ranging from two to five years. These distribution performance thresholds are generally consistent with our targeted range for distribution growth. To encourage accelerated performance, if we meet certain distribution thresholds prior to meeting the minimum service requirement for vesting, our current Named Executive Officers have the right to receive distributions on phantom units prior to vesting in the underlying common units (referred to as distribution equivalent rights, or “DERs”).

In 2007, the owners of Plains AAP, L.P. authorized the creation of “Class B” units of Plains AAP, L.P. and authorized the compensation committee to issue grants of Class B units to create additional long-term incentives for our management designed to attract talent and encourage retention over an extended period of time. The entire economic burden of the Class B units is borne solely by Plains AAP, L.P., our general partner, and does not impact our cash or units outstanding.

The Class B units are subject to restrictions on transfer and generally become incrementally “earned” (entitled to receive a portion of the distributions that would otherwise be paid to our general partner) upon achievement of certain performance thresholds, which are aligned with the interests of our common unitholders. As of February 15, 2013, 100% of the outstanding Class B units granted in 2007, 2009 and 2010 had been earned (or will be earned within 180 days), and 50% of the Class B units granted in 2011 had been earned (with another 25% to be earned within 180 days). No Class B units were granted in 2008 or 2012.

To encourage retention following achievement of these performance benchmarks, Plains AAP, L.P. retained a call right to purchase any earned Class B units at a discount to fair market value that is exercisable upon the termination of a holder’s employment with Plains All American GP LLC and its affiliates (other than a termination without cause or by the employee for good reason) prior to certain stated dates. If a Class B unitholder remains employed past such designated date (or prior to such date is terminated without cause or quits for good reason), any earned units are no longer subject to the call right and are deemed to have “vested.” The applicable designated dates for the various Class B grants are: January 1, 2016 for Class B units granted in 2007 and 2009; January 1, 2017 for Class B units granted in 2010; and January 1, 2020 for Class B units granted in 2011. If the call right of Plains AAP, L.P. becomes exercisable, in order to encourage retention, the size of the discount to fair market value reflected in the purchase price decreases over time pursuant to a formula set forth in each Class B unitholder’s granting agreement. Class B grants also provide that all earned Class B units and a portion of any unearned and unvested Class B units will vest upon a change of control. All earned Class B units will also vest if Plains AAP, L.P. elects not to timely exercise its call right.

Transaction/Transition Grants. In connection with the initial public offering of PNG in 2010, we created a plan based on PNG equity, which is designed to reward and create incentive for certain of our officers who were instrumental in developing the natural gas storage business and bringing it to the point of the IPO, and who will continue to allocate meaningful amounts of time to the business. In September 2010, we entered into transaction/transition grant agreements with Messrs. Armstrong, Pefanis and Swanson, pursuant to which they acquired phantom common units, phantom series A subordinated units and phantom series B subordinated units representing a portion of the limited partner interest of PNG issued to PAA in connection with PNG’s IPO. These grants are intended to be transactional and transitional and are not expected to be a recurring component of these individual’s compensation arrangements. Vesting terms are intended to align the interests of these individuals with those of PAA as such interests pertain to achieving specific future performance benchmarks that are significant to PNG and to PAA’s equity holdings in PNG.

Relation of Compensation Elements to Compensation Objectives

Our compensation program is designed to motivate, reward and retain our executive officers. Cash bonuses serve as a near-term motivation and reward for achieving the annual goals established at the beginning of each year. Phantom unit awards (and associated DERs) and Class B units provide motivation and reward over both the near-term and long-term for achieving performance thresholds necessary for earning and vesting. Transaction/transition grants, as the title implies, focus on contributions to the success of a specific transaction, including reward for inception and consummation, as well as incentive for effective transition and execution of the business plan going forward. The level of annual bonus and phantom unit awards reflect the moderate salary profile and the significant weighting towards performance based, at-risk compensation. Salaries and cash bonuses (particularly quarterly bonuses), as well as currently payable DERs associated with unvested phantom units and earned Class B units subject to Plains AAP, L.P.’s call right, serve as near-term retention tools. Longer-term retention is facilitated by the minimum service periods of up to five years associated with phantom unit awards, the long-term vesting profile of the Class B units and, in the case of certain executives directly involved in activities that generate partnership earnings, annual bonuses that are payable over a three-year period. To facilitate Plains All American GP LLC’s compensation committee in reviewing and making recommendations, a compensation “tally sheet” is prepared by Plains All American GP LLC’s CEO and General Counsel and provided to the compensation committee.

We stress performance-based compensation elements to attempt to create a performance-driven environment in which our executive officers are (i) motivated to perform over both the short term and the long term, (ii) appropriately rewarded for their services and (iii) encouraged to remain with us even after meeting long-term performance thresholds in order to meet the minimum service periods and by the potential for rewards yet to come. We believe our compensation philosophy as implemented by application of the three primary compensation elements (i) aligns the interests of our Named Executive Officers with our unitholders, (ii) positions us to achieve our business goals, and (iii) effectively encourages the exercise of sound judgment and risk-taking that is conducive to creating and sustaining long-term value. We believe the processes employed by the compensation committee and by the board in applying the elements of compensation (as discussed in more detail below) provide an adequate level of oversight with respect to the degree of risk being taken by management to achieve short-term performance goals. See “Relation of Compensation Policies and Practices to Risk Management.”

We believe our compensation program has been instrumental in our achievement of stated objectives. Over the five-year period ended December 31, 2012, our annual distribution per common unit has grown at a compound annual rate of 5.25% and the total return realized by our unitholders for that period averaged approximately 19.4% per annum. During this period, we have enjoyed a very high rate of retention among executive officers.

Application of Compensation Elements

Salary. We do not make systematic annual adjustments to the salaries of our Named Executive Officers. We do, however, make salary adjustments as necessary to maintain hierarchical relationships among senior management levels after new senior management members are added to keep pace with our overall growth. Since the date of our initial public offering in 1998 (or date of employment, if later) through December 31, 2012, Messrs. Armstrong, Pefanis and vonBerg have each received one salary adjustment, Mr. Duckett has received small salary adjustments in line with other Canadian personnel, and Mr. Swanson has received four salary adjustments in connection with taking on increasing responsibilities and promotions.

Annual Discretionary Bonuses. Annual discretionary bonuses are determined based on our performance relative to our annual plan forecast and public guidance (typically provided quarterly in conjunction with release of earnings), our distribution growth targets, and other quantitative and qualitative goals established at the beginning of each year. Such annual objectives are discussed and reviewed with the board of directors in conjunction with the review and authorization of the annual plan.

At the end of each year, the CEO performs a quantitative and qualitative assessment of our performance relative to our goals. Key quantitative measures include earnings before interest, taxes, depreciation and amortization, excluding items affecting comparability (“adjusted EBITDA”), relative to established guidance, as well as the growth in the annualized quarterly distribution level per common unit relative to annual growth targets. Our primary performance metric is our ability to generate increasing and sustainable cash distributions to our unitholders. Accordingly, although net income and net income per unit are monitored to highlight inconsistencies with primary performance metrics, as is our market performance relative to our MLP peers and major indices, these metrics are considered secondary performance measures. The CEO’s written analysis of our performance examines our accomplishments, shortfalls and overall performance against opportunity, taking into account controllable and non-controllable factors encountered during the year.

The resulting document and supporting detail is submitted to the board of directors of Plains All American GP LLC for review and comment. Based on the conclusions set forth in the annual performance review, the CEO submits recommendations to the compensation committee for bonuses to our other Named Executive Officers taking into account the relative contribution of the individual officer. There are no set formulas for determining the annual discretionary bonus for our Named Executive Officers. Factors considered by the CEO in determining the level of bonus in general include (i) whether or not we achieved the goals established for the year and any notable shortfalls relative to expectations; (ii) the level of difficulty associated with achieving such objectives based on the opportunities and challenges encountered during the year; (iii) current year operating and financial performance relative to both public guidance and prior year’s performance; (iv) significant transactions or accomplishments for the period not included in the goals for the year; (v) our relative prospects at the end of the year with respect to future growth and performance; and (vi) our positioning at the end of the year with respect to our targeted credit profile. The CEO takes these factors into consideration as well as the relative contributions of each of our Named Executive Officers to the year’s performance in developing his recommendations for bonus amounts.

These recommendations are discussed with the compensation committee, adjusted as appropriate, and submitted to the board of directors for its review and approval. Similarly, the compensation committee assesses the CEO’s contribution toward meeting our goals, and recommends a bonus for the CEO it believes to be commensurate with such contribution. In several historical instances, the CEO and the President have requested that the bonus amount recommended by the compensation committee be reduced to maintain a closer relationship to bonuses awarded to the other Named Executive Officers. Accordingly, the current practice is for the CEO to submit to the compensation committee a preliminary draft of bonus recommendations with the amount for the CEO left blank. In the context of discussing and adjusting bonus amounts for other executives set forth in the preliminary draft, the committee and the CEO reach consensus on the appropriate bonus amount for the CEO. The preliminary draft is then revised to include any changes or adjustments, as well as an amount for the CEO, in the formal submittal to the compensation committee for review and recommendation to the board.

U.S. Bonus based on Adjusted EBITDA. Mr. vonBerg and certain other members of our U.S.-based senior management team are directly involved in activities that generate partnership earnings. These individuals, along with other employees in our marketing and business development groups participate in a quarterly bonus pool, the size of which is based on adjusted EBITDA, which directly rewards for quarterly performance the commercial and asset managing employees who participate. This quarterly incentive provides a direct incentive to optimize quarterly performance even when, on an annual basis, other factors might negatively affect bonus potential. The size of the bonus pool, and the allocation of quarterly bonus amounts among all participants based on relative contribution, is recommended by Mr. Pefanis and reviewed, modified and approved by Mr. Armstrong, as appropriate. Messrs. Pefanis and Armstrong do not participate in the quarterly bonus pool. The quarterly bonus amounts for Mr. vonBerg are taken into consideration in determining the recommended annual discretionary bonus submitted by the CEO to the compensation committee.

Annual Bonus and Quarterly Bonus based on Adjusted EBITDA (Canada). Substantially all of the personnel employed by Plains Midstream Canada (including Mr. Duckett) or involved in Canadian operations participate in a bonus pool under a program established at the time of our entry into Canada in 2001 in connection with the CANPET acquisition. The program encompasses a bonus pool consisting of 10% of adjusted EBITDA for Canadian-based operations (reduced by the carrying cost of inventory in excess of base-level requirements and by the cost of capital associated with growth capital and acquisitions). Participation in the program is recommended by Mr. Duckett and reviewed, adjusted if warranted, and approved by Mr. Pefanis. Mr. Pefanis does not participate in the bonus pool. Mr. Duckett receives a quarterly bonus equal to approximately 40% of his participation level for the first three fiscal quarters of the year. He receives an annual bonus consisting of 60% of his participation in the first three quarters and 100% of his participation in the fourth quarter.

Long-Term Incentive Awards. We do not make systematic annual phantom unit awards to our Named Executive Officers. Instead, our objective is to time the granting of awards such that the creation of new long-term incentives coincides with the satisfaction of performance thresholds under existing awards. Thus, performance is rewarded by relatively greater frequency of awards and lack of performance by relatively lesser frequency of awards. Generally, we believe that a grant cycle of approximately three years (and extended time-vesting requirements) provides a balance between a meaningful retention period for us and a visible, reachable reward for the executive officer. Achievement of performance targets does not shorten the minimum service period requirement. If top performance targets on outstanding awards are achieved in the early part of this cycle, new awards are granted with higher performance thresholds, and the minimum service periods of the new awards are generally synchronized with the remaining time-vesting requirements of outstanding awards in a manner designed to encourage extended retention of our Named Executive Officers. Accordingly, these new arrangements inherently take into account the value of awards where performance levels have been achieved but have not yet vested due to ongoing service period requirements, but do not take into consideration previous awards that have fully vested.

As an additional means of providing longer-term, performance-based officer incentives that require extended periods of employment to realize the full benefit, in 2007 the owners of Plains AAP, L.P. authorized the creation of Class B units of Plains AAP, L.P., which the compensation committee of GP LLC is authorized to administer. See “—Elements of Compensation—Long-Term Incentives.” These Class B units are limited to 200,000 authorized units, of which approximately 182,125 were outstanding as of December 31, 2012 pursuant to individual restricted units agreements between Plains AAP, L.P. and certain members of management. As of

December 31, 2012 our Named Executive Officers held 111,000 of the restricted Class B units. The remaining available Class B units are administered at the discretion of the compensation committee and may be awarded upon advancement, exceptional performance or other change in circumstance of an existing member of management, or upon the addition of a new individual to the management team.

Application in 2012

At the beginning of 2012, we established four public goals with paraphrased versions of these goals overlapping three of our five internal goals.

The four public goals for the year were to:

1.	Deliver operating and financial performance in line with guidance;

2.	Successfully execute our 2012 capital program and set the stage for continued growth in 2013 and beyond;

3.	Close and integrate the BP Canadian NGL acquisition and selectively pursue strategic and accretive acquisitions; and

4.	Increase our November 2012 annualized distribution level by approximately 8% to 9% over the November 2011 annualized distribution level.

Additionally, our internal qualitative goals included (a) advancing multi-year programs and initiatives and preparing the organization for future growth, and (b) maintaining our financial strength and liquidity and obtaining appropriate recognition of such position.

In general, we substantially achieved or exceeded all of these goals.

•	Our adjusted EBITDA and distributable cash flow exceeded our 2012 guidance furnished in the February 8, 2012 Form 8-K by approximately 28% and 36%, respectively;

•	We timely and cost-effectively executed a $1.2 billion expansion capital program, and refined and expanded our portfolio of organic growth projects, setting up a 2013 program of approximately $1.0 billion;

•	We completed the $1.68 billion BP NGL Acquisition and met major 2012 integration milestones. We also closed seven additional acquisitions aggregating approximately $0.63 billion;

•	We increased our annualized distribution rate by over 9.0% to $2.17 per common unit, while maintaining distribution coverage of approximately 160%;

•	We maintained our financial strength and liquidity, raising approximately $3.0 billion in both long-term debt and equity capital, expanding or modifying approximately $2.0 billion of bank credit facilities, and ending the year with approximately $2.4 billion of liquidity and favorable credit metrics;

•	We received credit rating upgrades from two rating agencies; and

•	We continued to implement and expand our integrity management programs, improve communications throughout the organization and defined key elements of our employee development program.

For 2012, the elements of compensation were applied as described below.

Salary. No salary adjustments for Named Executive Officers were recommended or made in 2012. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Cash Bonuses. Based on the CEO’s annual performance review and the individual performance of each of our Named Executive Officers, the compensation committee recommended to the board of directors and the board of directors approved the annual bonuses reflected in the Summary Compensation Table and notes thereto.

Such amounts take into account the performance relative to our 2012 goals; the absence of shortfalls relative to expectations; the level of difficulty associated with achieving such objectives; our relative positioning at the end of the year with respect to future growth and performance; the significant transactions or accomplishments for the period not included in the goals for the year; and our positioning at the end of the year with respect to our targeted credit profile. In the case of Mr. Duckett, the aggregate bonus amount represented 40% of his participation level for the first three fiscal quarters and an annual payment consisting of 60% of his participation for the first three quarters and 100% of his participation for the fourth quarter. For Mr. vonBerg, the aggregate bonus amount represented approximately 35% in annual bonus and 65% in quarterly bonus.

Long-Term Incentive Awards. There were no grants of long-term incentive awards to Named Executive Officers in 2012. The last grant cycle of equity awards to Named Executive Officers occurred in 2010. All of the performance thresholds for vesting of these awards have been met; however, vesting under these awards is also subject to minimum service periods that extend to May 2015. Consistent with our policy of issuing new grants with extended time-vesting periods when attainment of the distribution performance thresholds of existing grants has occurred, in February 2013, the board of directors of our general partner approved the granting of new awards to our Named Executive Officers that are designed to incentivize continued growth and fundamental performance, as well as encourage retention. The phantom units covered by these awards will vest in one-third increments as follows: (i) one-third will vest upon the later of the August 2016 distribution date and the date we pay a quarterly distribution of at least $0.5875 ($2.35 annualized) per common unit, (ii) one third will vest upon the later of the August 2017 distribution date and the date we pay a quarterly distribution of at least $0.6250 ($2.50 annualized) per common unit, and (iii) one-third will vest upon the later of the August 2018 distribution date and the date we pay a quarterly distribution of at least $0.6625 ($2.65 annualized) per common unit. Upon vesting, the phantom units are payable on a one-for-one basis in PAA common units. These phantom units include tandem DERs that will vest (i.e., commence receiving cash distributions as if the underlying common units were owned) in one-third increments upon achieving the referenced distribution performance thresholds, without regard to the minimum service period. The DERs expire when the associated phantom units vest. Any of these phantom units (and all associated DERs) that have not vested as of the August 2019 distribution date will be forfeited. The 2013 awards included grants to our Named Executive Officers as follows: Mr. Armstrong—150,000; Mr. Pefanis—135,000; Mr. Swanson—100,000; Mr. Duckett—100,000; and Mr. vonBerg—75,000.

Transaction/Transition Grants. There were no transaction/transition grants to Named Executive Officers in 2012.

Other Compensation Related Matters

Equity Ownership in PAA. As of December 31, 2012, our Named Executive Officers collectively owned substantial equity in the Partnership. Although we encourage our Named Executive Officers to acquire and retain ownership in the Partnership, we do not have a policy requiring maintenance of a specified equity ownership level. Our policies prohibit our Named Executive Officers from using puts, calls or options to hedge the economic risk of their ownership. As of December 31, 2012, our Named Executive Officers beneficially owned, in the aggregate, approximately 2.2 million of our common units (excluding any unvested equity awards), an approximately 2.4% indirect ownership interest in our general partner and IDRs, and 111,000 Class B units of Plains AAP, L.P. Based on the market price of our common units at December 31, 2012 and an implied valuation for their collective general partner and IDR interests using similar valuation metrics, the value of the equity ownership of these individuals was significantly greater than the combined aggregate salaries and bonuses for 2012.

Recovery of Prior Awards. Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.

Section 162(m). With respect to the deduction limitations under Section 162(m) of the Code, we are a limited partnership and do not fall within the definition of a “corporation” under Section 162(m).

Change in Control Triggers. The employment agreements for Messrs. Armstrong and Pefanis, the long-term incentive plan grants to our Named Executive Officers, and the Class B restricted units agreements include severance payment provisions or accelerated vesting triggered upon a change of control, as defined in the respective agreements. In the case of the long-term incentive plan grants and transaction/transition grants, the provision becomes operative only if the change in control is accompanied by a change in status (such as the termination of employment by Plains All American GP LLC). We believe this “double trigger” arrangement is appropriate because it provides assurance to the executive, but does not offer a windfall to the executive when there has been no real change in employment status. The provisions in the employment agreements for Messrs. Armstrong and Pefanis become operative only if the executive terminates employment within three months of the change in control. Messrs. Armstrong and Pefanis agreed to a conditional waiver of these provisions with respect to Vulcan Energy Corporation’s (“Vulcan Energy”) sale of its 50.1% general partner interest in December 2010. The Class B restricted units agreements generally call for vesting upon a change in control of any units that have already been earned, plus the next increment of units that could be earned at the next distribution threshold. Any remaining Class B restricted units would be forfeited (unless waived at the discretion of the general partner or acquirer as the case may be). As a result of significant participation by existing general partner owners or their affiliates in the December 2010 sale of Vulcan Energy’s 50.1% ownership in the general partner, the change of control provisions of the Class B restricted units agreements were not triggered. See “—Employment Contracts” and “—Potential Payments upon Termination or Change-in-Control.” The provision of severance or equity acceleration for certain terminations and change of control help to create a retention tool by assuring the executive that the benefit of the employment arrangement will be at least partially realized despite the occurrence of an event that would materially alter the employment arrangement.

Relationship of Compensation Policies and Practices to Risk Management

Our compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach the performance thresholds. For us, such risks would primarily attach to certain commercial activities conducted in our supply and logistics segment as well as to the execution of capital expansion projects and acquisitions and the realization of associated returns.

From a risk management perspective, our policy is to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our capital projects and acquisitions relative to expectations.

Our compensation arrangements contain a number of design elements that serve to minimize the incentive for unwarranted risk-taking to achieve short-term, unsustainable results, including delaying the reward and subjecting such rewards to forfeiture for terminations related to violations of our risk management policies and practices or of our code of conduct. In addition, our long-term incentive awards typically include vesting criteria based on payment of distributions from currently available cash. See “Compensation Discussion and Analysis—Relation of Compensation Elements to Compensation Objectives.”

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth certain compensation information for our Named Executive Officers. We reimburse our general partner and its affiliates for expenses incurred on our behalf, including the costs of officer compensation (excluding the costs of the obligations represented by the Class B units).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Greg L. Armstrong	2012	375,000	5,200,000		—	16,320	5,591,320
Chairman and Chief Executive	2011	375,000	5,000,000		—	15,900	5,390,900
Officer	2010	375,000	3,250,000		5,868,436	15,900	9,509,336
Harry N. Pefanis	2012	300,000	5,000,000		—	16,320	5,316,320
President and Chief Operating	2011	300,000	4,800,000		—	15,900	5,115,900
Officer	2010	300,000	3,100,000		3,946,511	15,900	7,362,411
Al Swanson	2012	250,000	2,000,000		—	16,320	2,266,320
Executive Vice President and	2011	250,000	1,750,000		—	15,900	2,015,900
Chief Financial Officer	2010	250,000	1,100,000		1,973,255	15,900	3,339,155
W. David Duckett(3)	2012	285,380	4,080,876		—	115,433	4,481,689
President—Plains Midstream	2011	288,799	4,017,220		—	106,744	4,412,763
Canada	2010	276,927	3,625,092		1,119,153	98,079	5,119,251
John P. vonBerg	2012	250,000	6,315,000	(4)	—	16,320	6,581,320
Senior Vice President—	2011	250,000	5,220,000	(4)	—	15,900	5,485,900
Commercial Activities	2010	250,000	3,265,000	(4)	805,790	15,900	4,336,690

(1)	Grant date fair values are presented for (i) transaction/transition grants awarded to Messrs. Armstrong, Pefanis and Swanson, and (ii) LTIP phantom unit grants awarded to Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg. Dollar amounts represent the aggregate grant date fair value of transaction/transition grants and phantom units awarded during each year based on the probable outcome of underlying performance conditions pursuant to FASB ASC Topic 718. For transaction/transition grants awarded in 2010, vesting of 100% of the phantom common units and phantom series A subordinated units, and vesting of 20% of the phantom series B subordinated units, was deemed probable of occurring on the grant date. For phantom units granted in 2010, the performance threshold for the first tranche of vesting was deemed probable of occurring on the grant date. The maximum grant date fair values of stock awards assuming that the highest level of performance conditions will be met are as follows:

Name	Year	Maximum Grant Date Fair Value ($)
Greg L. Armstrong	2012	—
	2011	—
	2010	12,229,929
Harry N. Pefanis	2012	—
	2011	—
	2010	8,198,147
Al Swanson	2012	—
	2011	—
	2010	4,099,073
W. David Duckett	2012	—
	2011	—
	2010	3,357,459
John P. vonBerg	2012	—
	2011	—
	2010	2,417,371

(2)	Plains All American GP LLC matches 100% of employees’ contributions to its 401(k) plan in cash, subject to certain limitations in the plan. All Other Compensation for each of Messrs. Armstrong, Pefanis, Swanson and vonBerg includes $15,000 in such contributions for 2012. The remaining amount for each represents premium payments on behalf of such Named Executive Officer for group term life insurance. All Other Compensation for Mr. Duckett includes, for 2012, employer contributions to the Plains Midstream Canada savings plan of $37,099, group term life insurance premiums of $28,682, automobile lease payments of $42,662 and club dues of $6,989.
(3)	Salary, bonus and all other compensation amounts for Mr. Duckett are presented in U.S. dollar equivalent based on the exchange rates in effect on the dates payments were made or approved.
(4)	Includes quarterly bonuses aggregating $4,115,000, $3,220,000 and $1,865,000 and annual bonuses of $2,200,000, $2,000,000 and $1,400,000 in 2012, 2011 and 2010, respectively. The annual bonuses are payable 60% at the time of award and 20% in each of the two succeeding years.

Grants of Plan-Based Awards Table

There were no grants of plan-based awards to our Named Executive Officers during the fiscal year ended December 31, 2012.

Narrative Disclosure to Summary Compensation Table

A discussion of 2012 salaries and bonuses and how they fit into the overall compensation array is included in “—Compensation Discussion and Analysis.” The following is a discussion of other material factors necessary to an understanding of the information disclosed in the Summary Compensation Table above.

Salary—As discussed in this “Executive Compensation” section, we do not make systematic annual adjustments to the salaries of our Named Executive Officers. In that regard, no salary adjustments were made for any of our Named Executive Officers in 2012.

Grants of Plan-Based Awards—As noted above, there were no grants of plan-based awards to Named Executive Officers in 2012. In February 2013, our Named Executive Officers were awarded the following phantom units: Mr. Armstrong – 150,000; Mr. Pefanis—135,000; Mr. Swanson—100,000; Mr. Duckett—100,000; and Mr. vonBerg—75,000.

Employment Contracts

Mr. Armstrong is employed as Chairman and Chief Executive Officer. The initial three-year term of Mr. Armstrong’s employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Armstrong receives notice from the chairman of the compensation committee that the board of directors has elected not to extend the agreement. Mr. Armstrong has agreed, during the term of the agreement and for five years thereafter, not to disclose (subject to typical exceptions, including, but not limited to, requirement of law or prior disclosure by a third party) any confidential information obtained by him while employed under the agreement. The agreement provided for a base salary of $330,000 per year, subject to annual review. In 2005, Mr. Armstrong’s annual salary was increased to $375,000.

Mr. Pefanis is employed as President and Chief Operating Officer. The initial three-year term of Mr. Pefanis’ employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Pefanis receives notice from the Chairman of the Board that the board of directors has elected not to extend the agreement. Mr. Pefanis has agreed, during the term of the agreement and for one year thereafter, not to disclose (subject to typical exceptions) any confidential information obtained by him while employed under the agreement. The agreement provided for a base salary of $235,000 per year, subject to annual review. In 2005, Mr. Pefanis’ annual salary was increased to $300,000.

See “—Compensation Discussion and Analysis” for a discussion of how we use salary and bonus to achieve compensation objectives. See “—Potential Payments upon Termination or Change-In-Control” for a discussion of the provisions in Messrs. Armstrong’s and Pefanis’ employment agreements related to termination, change of control and related payment obligations.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards at December 31, 2012 with respect to our Named Executive Officers:

	Unit Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Greg L. Armstrong	30,000	(2)	7,835,800	10,000	(2)	922,200
	360,000	(3)	16,286,400	—		—
	—		—	62,000	(4)	1,181,100
	—		—	62,000	(5)	1,181,100

Harry N. Pefanis	22,500	(2)	5,876,850	7,500	(2)	691,650
	240,000	(3)	10,857,600	—		—
	—		—	42,000	(4)	800,100
	—		—	42,000	(5)	800,100

Al Swanson	7,500	(2)	1,958,950	2,500	(2)	230,550
	120,000	(3)	5,428,800	—		—
	—		—	21,000	(4)	400,050
	—		—	21,000	(5)	400,050
	23,336	(6)	1,055,721	—		—

W. David Duckett	12,750	(2)	3,330,215	4,250	(2)	391,935
	150,000	(3)	6,786,000	—		—

John P. vonBerg	10,500	(2)	2,742,530	3,500	(2)	322,770
	108,000	(3)	4,885,920	—		—

(1)	Market value of phantom units reported in these columns is calculated by multiplying the closing market price ($45.24) of our common units at December 31, 2012 (the last trading day of the fiscal year) by the number of units. Market value of transaction/transition grants reported in these columns is calculated by multiplying the closing market price ($19.05) of PNG’s common units at December 31, 2012 (the last trading day of the fiscal year) by the number of units. No discount is applied for remaining performance threshold or service period requirements. The Class B units are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718 assuming that the highest level of performance conditions will be met.
(2)	Represents Class B units of Plains AAP, L.P. Each Class B unit represents a “profits interest” in Plains AAP, L.P., which entitles the holder to participate in future profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in Plains AAP, L.P.’s asset values, but does not represent an interest in the capital of Plains AAP, L.P. on the applicable grant date of the Class B units. As of December 31, 2012, 75% of the Class B units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. None of the Class B units have vested.

(3)	Represents phantom units granted in 2010 under our Long-Term Incentive Plan. As of December 31, 2012, all of these phantom units had been earned and will vest in thirds upon the May 2013, May 2014 and May 2015 distribution dates. All of the DERs associated with these phantom units are currently payable.
(4)	Represents phantom series A subordinated units under transaction/transition grants. These phantom series A subordinated units will vest in connection with the conversion of PNG’s Series A Subordinated Units into PNG Common Units, and be payable one-for-one by PAA in Common Units of PNG. Any of these phantom series A subordinated units that have not vested as of December 31, 2018 will be automatically cancelled on such date.
(5)	Represents phantom series B subordinated units under transaction/transition grants. These phantom series B subordinated units will vest in increments of 20%, 21%, 15%, 22% and 22%, respectively, in connection with the conversion of the First through Fifth Tranches of PNG’s Series B Subordinated Units. Upon vesting, the phantom series B subordinated units will be payable one-for-one by PAA in Series A Subordinated Units or Common Units of PNG it receives upon conversion of PNG’s Series B Subordinated Units. Any of these phantom series B subordinated units that have not vested as of December 31, 2018 will be automatically cancelled on such date.
(6)	Represents the balance of phantom units granted in 2009 under our Long-Term Incentive Plan. These phantom units will vest upon the May 2013 distribution date. All of the DERs associated with these phantom units are currently payable.

Option Exercises and Units Vested

The following table sets forth certain information regarding the vesting of phantom units during the fiscal year ended December 31, 2012 with respect to our Named Executive Officers.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)		Value Realized on Vesting ($)
Greg L. Armstrong	120,000	(1)	4,835,400	(2)
	120,000	(1)	4,817,400	(3)
	31,000	(4)	569,780	(4)

Harry N. Pefanis	80,000	(1)	3,223,600	(2)
	80,000	(1)	3,211,600	(3)
	21,000	(4)	385,980	(4)

Al Swanson	23,332	(1)	936,663	(3)
	22,000	(1)	887,150	(5)
	22,000	(1)	882,640	(6)
	10,500	(4)	192,990	(4)

W. David Duckett	50,000	(1)	2,016,250	(5)
	50,000	(1)	2,006,000	(6)

John P. vonBerg	36,000	(1)	1,450,620	(2)
	36,000	(1)	1,445,220	(3)

(1)	Represents the gross number of phantom units that vested during the year ended December 31, 2012. The actual number of units delivered was net of income tax withholding.
(2)	Consistent with the terms of our 2005 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.295) of our common units on February 13, 2012 (the date preceding the vesting date) by the number of units that vested.
(3)	Consistent with the terms of our 2005 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.145) of our common units on May 14, 2012 (the date preceding the vesting date) by the number of units that vested.

(4)	Represents the gross number of transaction/transition grant awards that vested during the year ended December 31, 2012. These awards were settled by PAA in Common Units of PNG. The value realized is computed by multiplying the closing market price ($18.38) of PNG Common Units on May 4, 2012 (the date preceding the vesting date) by the number of transaction/transition grant awards that vested.
(5)	Consistent with the terms of our 1998 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.325) of our common units on February 14, 2012 (the date of vesting) by the number of units that vested.
(6)	Consistent with the terms of our 1998 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.12) of our common units on May 15, 2012 (the date of vesting) by the number of units that vested.

Pension Benefits

We sponsor a 401(k) plan that is available to all U.S. employees, but we do not maintain a pension or defined benefit program.

Nonqualified Deferred Compensation and Other Nonqualified Deferred Compensation Plans

We do not have a nonqualified deferred compensation plan or program for our officers or employees.

Potential Payments upon Termination or Change-in-Control

The following table sets forth potential amounts payable to the Named Executive Officers upon termination of employment under various circumstances, and as if terminated on December 31, 2012.

	By Reason of Death ($)		By Reason of Disability ($)		By Company without Cause ($)		By Executive with Good Reason ($)		In Connection with a Change In Control ($)
Greg L. Armstrong
Salary and Bonus	10,750,000	(1)	10,750,000	(1)	10,750,000	(1)	10,750,000	(1)	16,125,000	(2)
Equity Compensation	17,703,720	(3)	17,703,720	(3)	16,286,400	(4)	16,286,400	(4)	18,648,600	(5)
Health Benefits	N/A		29,904	(6)	29,904	(6)	29,904	(6)	29,904	(6)
Tax Gross-up	N/A		N/A		N/A		N/A		1,460,819	(7)
Class B Units	N/A		N/A		7,835,800	(8)	7,835,800	(8)	8,758,000	(9)

Total	28,453,720		28,483,624		34,902,104		34,902,104		45,022,323

Harry N. Pefanis
Salary and Bonus	10,200,000	(1)	10,200,000	(1)	10,200,000	(1)	10,200,000	(1)	15,300,000	(2)
Equity Compensation	11,817,720	(3)	11,817,720	(3)	10,857,600	(4)	10,857,600	(4)	12,457,800	(5)
Health Benefits	N/A		46,200	(6)	46,200	(6)	46,200	(6)	46,200	(6)
Tax Gross-up	N/A		N/A		N/A		N/A		1,693,407	(7)
Class B Units	N/A		N/A		5,876,850	(8)	5,876,850	(8)	6,568,500	(9)

Total	22,017,720		22,063,920		21,103,800		21,103,800		36,065,907

Al Swanson(10)
Equity Compensation	6,964,581	(3)	6,964,581	(3)	6,484,521	(4)	N/A		7,284,621	(5)
Class B Units	N/A		N/A		1,958,950	(8)	1,958,950	(8)	2,189,500	(9)

Total	6,964,581		6,964,581		8,443,471		1,958,950		9,474,121

W. David Duckett(10)
Equity Compensation	6,786,000	(3)	6,786,000	(3)	6,786,000	(4)	N/A		6,786,000	(5)
Class B Units	N/A		N/A		3,330,215	(8)	3,330,215	(8)	3,722,150	(9)

Total	6,786,000		6,786,000		10,116,215		3,330,215		10,508,150

John P. vonBerg(10)
Equity Compensation	4,885,920	(3)	4,885,920	(3)	4,885,920	(4)	N/A		4,885,920	(5)
Class B Units	N/A		N/A		2,742,530	(8)	2,742,530	(8)	3,065,300	(9)

Total	4,885,920		4,885,920		7,628,450		2,742,530		7,951,220

(1)	The employment agreements between Plains All American GP LLC and Messrs. Armstrong and Pefanis provide that if (i) their employment with Plains All American GP LLC is terminated as a result of their death, (ii) they terminate their employment with Plains All American GP LLC (a) because of a disability (as defined in Section 409A of the Code) or (b) for good reason (as defined below), or (iii) Plains All American GP LLC terminates their employment without cause (as defined below), they are entitled to a lump-sum amount equal to the product of (1) the sum of their (a) highest annual base salary paid prior to their date of termination and (b) highest annual bonus paid or payable for any of the three years prior to the date of termination, and (2) the lesser of (i) two or (ii) the number of days remaining in the term of their employment agreement divided by 360. The amount provided in the table assumes for each executive a termination date of December 31, 2012, and also assumes a highest annual base salary of $375,000 and highest annual bonus of $5,000,000 for Mr. Armstrong, and a highest annual base salary of $300,000 and highest annual bonus of $4,800,000 for Mr. Pefanis.

The employment agreements between Plains All American GP LLC and Messrs. Armstrong and Pefanis define “cause” as (i) willfully engaging in gross misconduct, or (ii) conviction of a felony involving moral turpitude. Notwithstanding, no act, or failure to act, on their part is “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that such act or omission was in the best interest of Plains All American GP LLC or otherwise likely to result in no material injury to Plains All American GP LLC. However, neither Mr. Armstrong or Mr. Pefanis will be deemed to have been terminated for cause unless and until there is delivered to them a copy of a resolution of the board of directors of Plains All American GP LLC at a meeting held for that purpose (after reasonable notice and an opportunity to be heard), finding that Mr. Armstrong or Mr. Pefanis, as applicable, was guilty of the conduct described above, and specifying the basis for that finding. If Mr. Armstrong or Mr. Pefanis were terminated for cause, Plains All American GP LLC would be obligated to pay base salary through the date of termination, with no other payment obligations triggered by the termination under the employment agreement or other employment arrangement.

The employment agreements between Plains All American GP LLC and Messrs. Armstrong and Pefanis define “good reason” as the occurrence of any of the following circumstances: (i) removal by Plains All American GP LLC from, or failure to re-elect them to, the positions to which Messrs. Armstrong and Pefanis were appointed pursuant to their respective employment agreements, except in connection with their termination for cause (as defined above); (ii) (a) a reduction in their rate of base salary (other than in connection with across-the-board salary reductions for all executive officers of Plains All American GP LLC) unless such reduction reduces their base salary to less than 85% of their current base salary, (b) a material reduction in their fringe benefits, or (c) any other material failure by Plains All American GP LLC to comply with its obligations under their employment agreements to pay their annual salary and bonus, reimburse their business expenses, provide for their participation in certain employee benefit plans and arrangements, furnish them with suitable office space and support staff, or allow them no less than 15 business days of paid vacation annually; or (iii) the failure of Plains All American GP LLC to obtain the express assumption of the employment agreements by a successor entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Plains All American GP LLC.

(2)	Pursuant to their employment agreements, if Messrs. Armstrong and Pefanis terminate their employment with Plains All American GP LLC within three (3) months of a change in control (as defined below), they are entitled to a lump-sum payment in an amount equal to the product of (i) three and (ii) the sum of (a) their highest annual base salary previously paid to them and (b) their highest annual bonus paid or payable for any of the three years prior to the date of such termination. The amount provided in the table assumes a change in control and termination date of December 31, 2012, and also assumes a highest annual base salary of $375,000 and highest annual bonus of $5,000,000 for Mr. Armstrong, and a highest annual base salary of $300,000 and highest annual bonus of $4,800,000 for Mr. Pefanis.

For this purpose a “change in control” is currently defined in their employment agreements to mean (i) the acquisition by a person or group (other than Vulcan Energy or a wholly owned subsidiary thereof) of beneficial ownership, directly or indirectly, of 50% or more of the membership interest of Plains All American GP LLC or (ii) the owners of the membership interests of Plains All American GP LLC on June 30, 2001 ceasing to beneficially own, directly or indirectly, more than 50% of the membership interests of Plains All American GP LLC.

In August 2005, Vulcan Energy increased its interest in Plains All American GP LLC from approximately 44% to greater than 50%. The consummation of the transaction constituted a change in control under the employment agreements with Messrs. Armstrong and Pefanis. However, Messrs. Armstrong and Pefanis entered into agreements with Plains All American GP LLC waiving their rights to payments under their employment agreements in connection with the change in control, contingent on the execution and performance by Vulcan Energy of a voting agreement with Plains All American GP LLC that restricted certain of Vulcan Energy’s voting rights. The December 2010 sale by Vulcan Energy of its interest in our general partner also constituted a change in control under the employment agreements and resulted in the termination of the voting agreement. Messrs. Armstrong and Pefanis executed new agreements waiving their rights to payments under their employment agreements with respect to the December 2010 transaction and voting agreement termination.

(3)	The letters evidencing phantom unit grants to our Named Executive Officers in 2009 and 2010 provide that in the event of their death or disability (as defined below), all of their then outstanding phantom units and associated DERs will be deemed nonforfeitable, and (i) any unvested phantom units that had satisfied all of the vesting criteria as of the date of their termination but for the passage of time would vest on the next following distribution date and (ii) the remaining unvested outstanding phantom units will vest on the distribution date on which the vesting criteria is met. For this purpose “disability” means a physical or mental infirmity that impairs the ability substantially to perform duties for a period of eighteen (18) months or that the general partner otherwise determines constitutes a disability.

Assuming death or disability occurred on December 31, 2012, all phantom units and the associated DERs of our Named Executive Officers would have become nonforfeitable effective as of December 31, 2012, and would vest on the February 2013 distribution date. For the 2009 and 2010 grants, any units not vested by May 2015 and May 2016, respectively, would expire. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA’s common units on December 31, 2012 ($45.24 per unit) without discount for service period.

The transaction/transition grant agreements provide that in the event of death or disability (as defined above), any unvested phantom units and associated DERs shall be deemed nonforfeitable and shall vest or be cancelled at the times described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table. As of December 31, 2012, vesting of all of the phantom series A subordinated units, and vesting of 20% of the phantom series B subordinated units, was deemed probable of occurrence. That portion of the dollar value given that is attributable to the transaction/transition grants is based on the market value of PNG’s common units on December 31, 2012 ($19.05 per unit), without discount for service period.

(4)	Pursuant to the phantom unit grants to our Named Executive Officers in 2009 and 2010, in the event their employment is terminated other than in connection with a change of control (as defined in footnote 5 below) or by reason of death, disability (as defined in footnote 3 above) or retirement, all of the phantom units and associated DERs (regardless of vesting) then outstanding under such phantom unit grants would automatically be forfeited as of the date of termination; provided, however, that if Plains All American GP LLC terminated their employment other than for cause (as defined in footnote 5 below), any unvested phantom units that had satisfied all of the vesting criteria as of the date of their termination but for the passage of time would be deemed nonforfeitable and would vest on the next following distribution date. The dollar value amount provided assumes that our Named Executive Officers were terminated without cause on December 31, 2012. As a result, all of the 2009 and 2010 phantom unit grants held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would be deemed nonforfeitable and would vest on the February 2013 distribution date. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA’s common units on December 31, 2012 ($45.24 per unit), without discount for service period. In addition to the foregoing, under Canadian law, Mr. Duckett could have a claim for additional payment if inadequate notice were given for a termination without cause.

Under the waiver signed in 2010 by Mr. Armstrong and Mr. Pefanis (see footnote 2 above), upon a termination of employment by the company without cause or by the executive for good reason (in each case as defined in the relevant employment agreement) all of the executive’s outstanding awards under the 2005 Long-Term Incentive Plan would immediately vest.

(5)	The letters evidencing the phantom unit grants to our Named Executive Officers in 2009 and 2010 provide that in the event of a change in status (as defined below), all of the then outstanding phantom units and associated DERs will be deemed nonforfeitable, and such phantom units will vest in full (i.e., the phantom units will become payable in the form of one common unit per phantom unit) upon the next following distribution date. Assuming the change in status occurred on December 31, 2012, all outstanding phantom units and the associated DERs would have become nonforfeitable as of December 31, 2012, and such phantom units would vest on the February 2013 distribution date. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA’s common units on December 31, 2012 ($45.24 per unit), without discount for service period.

The transaction/transition grant agreements provide that in the event of a change in status (as defined below), all outstanding phantom units and tandem DERs shall be deemed nonforfeitable on such date, and such phantom units will be payable on the next following distribution date. Assuming a change in status occurred on December 31, 2012, all outstanding phantom units under the transaction/transition grant agreements would have been nonforfeitable and would have vested on the February 2013 distribution date. That portion of the dollar value given that is attributable to the transaction/transition grants is based on the market value of PNG’s common units on December 31, 2012 ($19.05 per unit), without discount for service period.

The phrase “change in status” means, with respect to a Named Executive Officer, the occurrence, during the period beginning two and a half months prior to and ending one year following a change of control (as defined below), of any of the following: (A) the termination of employment by Plains All American GP LLC other than a termination for cause (as defined below), or (B) the termination of employment by the Named Executive Officer due to the occurrence, without the Named Executive Officer’s written consent, of (i) any material diminution in the Named Executive Officer’s authority, duties or responsibilities, (ii) any material reduction in the Named Executive Officer’s base salary or (iii) any other action or inaction that would constitute a material breach of the agreement by Plains All American GP LLC.

The phrase “change of control” means, and is deemed to have occurred upon the occurrence of, one or more of the following events: (i) Plains All American GP LLC ceasing to be the general partner of our general partner; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of our partnership or Plains All American GP LLC to any person and/or its affiliates, other than to us or Plains All American GP LLC, including any employee benefit plan thereof; (iii) the consolidation, reorganization, merger, or any other similar transaction involving (A) a person other than us or Plains All American GP LLC and (B) us, Plains All American GP LLC or both; (iv) the persons who own membership interests in Plains All American GP LLC as of the grant date ceasing to beneficially own, directly or indirectly, more than 50% of the membership interests of Plains All American GP LLC; or (v) any person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in Plains All American GP LLC. Notwithstanding the definition of change of control, no change of control is deemed to have occurred in connection with a restructuring or reorganization related to the securitization and sale to the public of direct or indirect equity interests in the general partner if (x) Plains All American GP LLC retains direct or indirect control over the general partner and (y) the current members of Plains All American GP LLC continue to own more than 50% of the member interest in Plains All American GP LLC. The term “cause” means (i) the failure to perform a job function in accordance with standards described in writing, or (ii) the violation of Plains All American GP LLC’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described in writing.

(6)	Pursuant to their employment agreements with Plains All American GP LLC, if Messrs. Armstrong or Pefanis are terminated other than (i) for cause (as defined in footnote 1 above), (ii) by reason of death or (iii) by resignation (unless such resignation is due to a disability or for good reason (each as defined in footnote 1 above)), then they are entitled to continue to participate, for a period which is the lesser of two years from the date of termination or the remaining term of the employment agreement, in such health and accident plans or arrangements as are made available by Plains All American GP LLC to its executive officers generally. The amounts provided in the table assume a termination date of December 31, 2012.
(7)	Pursuant to their employment agreements, Messrs. Armstrong and Pefanis will be reimbursed for any excise tax due under Section 4999 of the Code as a result of compensation (parachute) payments made under their respective employment agreements. The values provided for this benefit assume that Messrs. Armstrong and Pefanis were terminated in connection with a change in control effective as of December 31, 2012.
(8)

Pursuant to the Class B Restricted Units Agreements, any earned Class B units will become vested units (i.e., no longer capable of being purchased at a discount by Plains AAP, L.P. pursuant to its call right) upon a termination of employment by Plains All American GP LLC without cause (defined below) or by the Named Executive Officer for good reason (defined below). As of December 31, 2012, 75% of the Class B units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. Assuming a termination of employment without cause or for good reason on December 31, 2012, 75% of the Class B units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would become vested. The value of such Class B units as reflected in the table is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The entire economic burden of the Class B units is borne solely by Plains AAP, L.P., our general partner.

“Cause” is defined in the Class B Restricted Units Agreements as (i) a finding by the board of Plains All American GP LLC that the executive has substantially failed to perform the duties and responsibilities of his position at an acceptable level and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the board in good faith) such failure has continued without full correction by the executive, (ii) the executive’s conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude, or (iii) any action by the executive involving personal dishonesty, theft or fraud in connection with executive’s duties as an employee of Plains All American GP LLC or its affiliates.

“Good Reason” is defined in the Class B Restricted Units Agreements as (i) any material breach by Plains AAP, L.P. of executive’s Class B Restricted Units Agreement, (ii) the failure of any successor of Plains AAP, L.P. to assume executive’s Class B Restricted Units Agreement, or (iii) any material overall reduction the executive’s authority, responsibilities or duties.

(9)	Pursuant to the Class B Restricted Units Agreements, upon the occurrence of a Change in Control, any earned Class B units (and any Class B units that will become earned in less than 180 days) become vested units and, to the extent any Class B units remain unearned, an incremental 25% of the number of Class B units originally granted becomes vested. As of December 31, 2012, 75% of the Class B units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. Assuming a Change in Control on December 31, 2012, 100% of the Class B units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would become vested. The value of such Class B units as reflected in the table is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The entire economic burden of the Class B units is borne solely by Plains AAP, L.P., our general partner.

“Change in Control” means the determination by the Board that one of the following events has occurred: (i) Plains All American GP LLC ceases to retain direct or indirect control over the Partnership; (ii) the owners of Plains All American GP LLC as of the respective grant date of the Class B units (the “Grant Date”) and their affiliates (the “Owner Affiliates”) cease to own directly or indirectly at least 50% of its member interest; (iii) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes after the Grant Date the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the member interest of Plains All American GP LLC; or (iv) a transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of the Plains AAP, L.P. or the Partnership to one or more persons who are not Affiliates of Plains AAP, L.P., other than a transaction in which the Owner Affiliates become the “beneficial owners,” directly or indirectly, of more than 50% of the voting power of such person or persons immediately following such transaction.

(10)	If Messrs. Swanson, Duckett or vonBerg were terminated for cause, Plains All American GP LLC would be obligated to pay base salary through the date of termination, with no other payment obligation triggered by the termination under any employment arrangement.

Confidentiality, Non-Compete and Non-Solicitation Arrangements

Pursuant to his employment agreement, Mr. Armstrong has agreed to maintain the confidentiality of PAA information for a period of five years after the termination of his employment. Mr. Pefanis has agreed to a similar restriction for a period of one year following the termination of his employment. Mr. Duckett has agreed to maintain confidentiality following termination of his employment for a period of two years with respect to customer lists. He has also agreed not to compete in a specified geographic area for a period of two years after termination of his employment. Mr. vonBerg has agreed to maintain confidentiality and not to solicit customers for a period of one year following termination of his employment.

Compensation of Directors

The following table sets forth a summary of the compensation paid to each person who served as a non-employee director of Plains All American GP LLC in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Everardo Goyanes	75,000	215,375	290,375
Gary R. Petersen	45,000	107,687	152,687
John T. Raymond	45,000	107,687	152,687
Robert V. Sinnott	47,000	107,687	154,687
Vicky Sutil(2)	45,000	n/a	45,000
J. Taft Symonds	62,000	215,375	277,375
Christopher M. Temple	60,000	215,375	275,375

(1)	The dollar value of LTIPs granted during 2012 is based on the grant date fair value computed in accordance with FASB ASC Topic 718. In connection with the August 2012 vesting of director LTIP awards, Messrs. Goyanes, Symonds and Temple each were granted 5,000 units, and Messrs. Petersen, Raymond and Sinnott each were granted 2,500 units by virtue of the automatic re-grant feature of the vested awards. Upon vesting of the director LTIP awards in August 2012 (other than the incremental audit committee awards), a cash payment of $75,500 was made to Oxy as directed by Ms. Sutil. Such cash payment was based on the unit value of Mr. Sinnott’s award on the previous year’s vesting date. As of December 31, 2012, the number of outstanding LTIPs held by our directors was as follows: Goyanes—20,000; Petersen—10,000; Raymond—10,000; Sinnott—10,000; Symonds—20,000; and Temple—20,000.
(2)	Ms. Sutil’s compensation is assigned to Oxy.

Each director of Plains All American GP LLC who is not an employee of Plains All American GP LLC is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director is currently paid an annual retainer fee of $45,000. Mr. Armstrong is otherwise compensated for his services as an employee and therefore receives no separate compensation for his services as a director. In addition to the annual retainer, each committee chairman (other than the chairman of the audit committee) receives $2,000 annually. The chairman of the audit committee receives $30,000 annually, and the other members of the audit committee receive $15,000 annually, in each case, in addition to the annual retainer. During 2012, Messrs. Sinnott, Goyanes and Symonds served as chairmen of the compensation, audit and governance committees, respectively.

Our non-employee directors receive LTIP awards or cash equivalent awards as part of their compensation. The LTIP awards vest annually in 25% increments over a four-year period and have an automatic re-grant feature such that as they vest, an equivalent amount is granted. The awards have associated distribution equivalent rights that are payable quarterly. The three non-employee directors who serve on the audit committee (Messrs. Goyanes, Symonds and Temple) each have outstanding a grant of 20,000 units (vesting 5,000 units per year). Messrs. Petersen, Raymond and Sinnott each have outstanding a grant of 10,000 units (vesting 2,500 units per year). Upon vesting of the director LTIPs (other than the incremental audit committee awards), a cash payment will be made to Oxy as directed by the Oxy designee. Such cash payment is based on the unit value of Mr. Sinnott’s award on the previous year’s vesting date.

All LTIP awards held by a director vest in full upon the next following distribution date after the death or disability (as determined in good faith by the board) of the director. For audit committee grants, the awards also vest in full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the board of directors or is not reelected to the board of directors, unless such removal or failure to reelect is for “good cause,” as defined in the letter granting the units.

Reimbursement of Expenses of Our General Partner and its Affiliates

We do not pay our general partner a management fee, but we do reimburse our general partner for all direct and indirect costs of services provided to us, incurred on our behalf, including the costs of employee, officer and director compensation (other than expenses related to the Class B units of Plains AAP, L.P.) and benefits allocable to us, as well as all other expenses necessary or appropriate to the conduct of our business, allocable to us. We record these costs on the accrual basis in the period in which our general partner incurs them. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR DATES, IF DEEMED NECESSARY OR APPROPRIATE BY OUR GENERAL PARTNER, TO SOLICIT ADDITIONAL PROXIES

We are also asking our common unitholders to vote on a proposal (the “Adjournment Proposal”) to adjourn the special meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the LTIP. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the LTIP. If our common unitholders approve the Adjournment Proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our common unitholders who have previously voted against adoption of the LTIP.

Vote Required

The affirmative vote of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting is required to approve the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted “FOR” approval of the Adjournment Proposal.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the Adjournment Proposal.

UNITHOLDER PROPOSALS

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders (limited partners). Ownership of our common units does not entitle unitholders to make proposals at the special meeting. Under our partnership agreement, only our General Partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

HOUSEHOLDING MATTERS

Common unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any common unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a common unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Corporate Secretary at (713) 646-4100, or write to Plains All American Pipeline, L.P., 333 Clay Street, Suite 1600, Houston, Texas 77002, attention Corporate Secretary. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a common unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other common unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the common unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the NYSE under the ticker symbol “PAA”. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Corporate Secretary at (713) 646-4100 or by writing to Plains All American Pipeline, L.P., 333 Clay Street, Suite 1600, Houston, Texas 77002, attention Corporate Secretary. Our filings are also available on our website at www.paalp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF COMMON UNITHOLDERS

TO BE HELD ON NOVEMBER 19, 2013

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting

are available on our Internet website at www.paalp.com under “Investor Relations.”

EXHIBIT A

PLAINS ALL AMERICAN

2013 LONG-TERM INCENTIVE PLAN

Section 1. Purpose of the Plan; Prior Plans.

(a) Purpose of the Plan. The Plains All American 2013 Long-Term Incentive Plan (the “Plan”) has been adopted by Plains All American GP LLC, a Delaware limited liability company (the “Company”), the general partner of Plains AAP, L.P., the sole member of PAA GP LLC, which is the general partner of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), and is intended to align the interests of the employees and directors of the Company and its Affiliates with those of the Partnership’s unitholders by providing such employees and directors incentive compensation awards that reward achievement of targeted distribution levels and other business objectives. The Plan is also intended to enhance the ability of the Company, the Partnership and their Affiliates to attract the services of individuals who are essential for the growth and profitability of the Partnership and to encourage such individuals to devote their best efforts to advancing the business of the Partnership and its Affiliates.

(b) Prior Plans. The Plan as set forth herein constitutes an amendment and restatement effective as of the Effective Date of (i) the Plains All American 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), (ii) the Plains All American GP LLC 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), and (iii) the Plains All American PPX Successor Long-Term Incentive Plan, as amended (the “PPX Plan,” and together with the 2005 Plan and the 1998 Plan, the “Prior Plans”). As of the Effective Date, the Plan shall supersede and replace in its entirety the Prior Plans.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Restricted Unit, Phantom Unit or Unit Appreciation Right granted under the Plan or under any Prior Plan prior to the Effective Date, and may include any tandem DERs granted with respect to a Phantom Unit, Option or Unit Appreciation Right. Awards of “Restricted Units” under the 1998 Plan made prior to the Effective Date shall be treated as Awards of Phantom Units for all purposes under the Plan.

“Award Agreement” means the written agreement by which an Award shall be evidenced, and which may describe any terms, conditions, criteria, restrictions or other elements of such Award as determined by the Committee in its discretion.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of, and appointed by, the Board to administer the Plan; provided, however, that in the absence of the Board’s appointment of a committee to administer the Plan, the Compensation Committee of the Board shall serve as the Committee.

“DER” means a contingent right, granted in tandem with a specific Option, Unit Appreciation Right or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Effective Date” means the date upon which the Plan is approved by the unitholders of the Partnership.

“Employee” means any employee of the Company or an Affiliate of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of a given date means the closing sales price of a Unit on the nearest trading date immediately preceding such given date or as defined in an Award Agreement (other than with respect to establishing the exercise price of an Option or Unit Appreciation Right). Notwithstanding the foregoing, with respect to an Award made under the 1998 Plan prior to the Effective Date, “Fair Market Value” on a given date means the closing sales price of a Unit on such given date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award or Unit may remain subject to restrictions established by the Committee, including without limitation a period during which such Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be. As the context requires, the word “vest” and its derivatives refers to the lapse of some or all, as the case may be, of the restrictions imposed during such Restricted Period.

“Restricted Unit” means a Unit delivered under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of Unit on the exercise date over the exercise price established for such Unit Appreciation

Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

Section 3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled (including settlement in cash), exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any of their Affiliates, any Participant, and any beneficiary of any Award.

(b) Authority of a Subcommittee of the Committee. At any time that a member of the Committee is not a “nonemployee director” within the meaning of Rule 16b-3 (a “Qualified Member”), any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Partnership may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for all purposes of the Plan.

Section 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be actually delivered with respect to Awards under the Plan is the sum of (i) 7,000,000, (ii) the number of Units available for grant under the Prior Plans as of the Effective Date and (iii) the number of Units subject to outstanding Awards under the Prior Plans as of the Effective Date that must or may be settled in Units. If any Award is forfeited, cancelled, exercised or otherwise terminated without the actual delivery of Units pursuant to such Award, or if any Units under an Award are held back to cover the exercise price or tax withholding, then, in either such case, the Units underlying such Awards that are so forfeited, cancelled, exercised or otherwise terminated without the actual delivery of Units or held back shall be available to satisfy future Awards under the Plan; provided, however, the issuance of a Restricted Unit will be an “actual delivery” for purposes of the preceding; thus, any Restricted Unit used to cover an exercise price or tax withholding obligation shall not become available to satisfy future Awards under the Plan. There shall not be any limitation on the number of Awards that may be granted and paid in cash.

(b) Sources of Units Deliverable under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of (i) Units acquired in the open market, (ii) Units acquired from the Partnership, any Affiliate of the Partnership or any other Person or (iii) any combination of the foregoing.

(c) Adjustments.

(i) Certain Restructurings. Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of FASB Accounting Standards Codification Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. Upon the occurrence of any other similar event that would not result in an accounting charge under FASB Accounting Standards Codification Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this Section 4(c)(i), the Committee shall make a corresponding and proportionate adjustment with respect to the maximum number of Units that may be delivered with respect to Awards under the Plan as provided in Section 4(a) and the kind of Units or other securities available for grant under the Plan.

(ii) Other Adjustments. Subject to, and without limiting the scope of, the provisions of Section 4(c)(i), in the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, change of control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (B) the number and type of Units (or other securities or property) subject to outstanding Awards, and (C) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number. Further, upon the occurrence of any event described in the preceding sentence, the Committee, acting in its sole discretion without the consent or approval of any holder, may effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards: (I) remove any applicable forfeiture restrictions on any Award; (II) accelerate the time of exercisability or the time at which the Restricted Period shall lapse to a specific date specified by the Committee; (III) require the mandatory surrender to the Company or the Partnership by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then subject to a Restricted Period or other restrictions pursuant to the Plan) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and cause the Company, the Partnership or an Affiliate thereof to pay to each holder an amount of cash per Unit equal to the per Unit value as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards less the exercise price, if any, applicable to such Awards; provided, however, that to the extent the exercise price of an Option or a Unit Appreciation Right exceeds such per Unit value as determined by the Committee, no consideration will be paid with respect to that Award; (IV) cancel Awards (other than Awards granted under the Prior Plans prior to the Effective Date) that remain subject to a Restricted Period as of a date specified by the Committee without payment of any consideration to the Participant for such Awards; or (V) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such event (including, but not limited to, the substitution of new awards for Awards); provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.

Section 5. Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, other securities or other property, a note (in a form acceptable to the Company), or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Options awarded to the Participant shall be automatically forfeited on such termination.

(iv) Option DERs. To the extent provided by the Committee, in its discretion, an Option may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Options Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a Phantom Unit Award may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a Restricted Units Award Agreement may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units and Phantom Units awarded to the Participant shall be automatically forfeited on such termination.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

(B) Restricted Units. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the relevant restrictions removed from his or her Unit certificate.

(c) Unit Appreciation Rights. The Committee shall have the authority to determine the Employees and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each Award Agreement, whether DERs are granted with respect to such Unit Appreciation Rights, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Rights, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Rights are granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which a Unit Appreciation Right may be exercised in whole or in part.

(iii) Forfeitures. Except as otherwise provided in the terms of the Unit Appreciation Rights Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded to the Participant shall be automatically forfeited on such termination.

(iv) Unit Appreciation Rights DERs. To the extent provided by the Committee, in its discretion, a Unit Appreciation Right may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(d) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate of the Company. Awards (including, without limitation, DERs) granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any of their Affiliates.

(C) To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Rights Award Agreement, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Restrictions. All Units or other securities of the Partnership (whether or not in certificated form) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any certificates, if applicable, to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including without limitation cash, other Awards, withholding of Units, cashless broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award Agreement.

(vii) Change of Control. If specifically provided in an Award Agreement, upon a change of control (as defined in the Award Agreement) the Award may automatically vest and be payable or become exercisable in full, as the case may be.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution for similar awards held by individuals who become employees as a result of a merger, consolidation or acquisition by the Company or an Affiliate of the Company of another entity or the assets of another entity. To the extent permitted by Section 409A of the Code and the regulations thereunder, such substitute Awards may have exercise prices less than the Fair Market Value of a Unit on the date of such substitution.

(ix) Prohibition on Repricing of Certain Awards. Subject to the provisions of Section 4(c) and Section 7(c), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to (A) reduce the Unit exercise price of any outstanding Options or Unit Appreciation Rights, (B) cancel any outstanding Options or Unit Appreciation Rights in exchange for cash or other Awards when the Option or Unit Appreciation Right exercise price per Unit exceeds the Fair Market Value of the underlying Unit or (C) otherwise reprice any Option or Unit Appreciation Right under generally accepted accounting principles. Subject to Section 4(c), Section 7(c) and Section 8(m), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or Unit Appreciation Rights or to cancel and replace any outstanding Options or Unit Appreciation Rights with the grant of Options or Unit Appreciation Rights having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or Unit Appreciation Rights.

Section 7. Amendment and Termination. Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (including without limitation requiring or allowing for an election to settle an Award in cash), provided no change, other than pursuant to Section 4(c) or Section 7(c), in any Award shall (i) materially reduce the benefit to a Participant without the consent of such Participant or (ii) cause the Plan or such Award to fail to comply with the requirements of Section 409A of the Code.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c)) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or such Award; provided, however, that no such adjustment may be made that would cause the Plan or such Award to fail to comply with the requirements of Section 409A of the Code.

Section 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Affiliate of the Company is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Affiliates, or to remain on the Board, as applicable. Further, the Company or an Affiliate of the Company may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate of the Company.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Employees employed by an Affiliate of the Company, the Committee shall be acting on behalf of the Affiliate of the Company, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid to Employees for services rendered for the benefit of the Partnership, such reimbursement payments may be made by the Partnership directly to the Affiliate of the Company, and, if made to the Company, shall be received by the Company as agent for the Affiliate of the Company.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(m) Compliance with Section 409A.

(i) In General. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award to fail to comply with Section 409A of the Code. The applicable provisions of Section 409A of the Code and the regulations thereunder are hereby incorporated by reference into and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A of the Code and the regulations thereunder) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A of the Code and the regulations thereunder) on account of a “separation from service” (as defined under Section 409A of the Code and the regulations thereunder), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest.

(ii) Application to Specific Awards. It is the intent that each Award shall either (A) qualify as a “short-term deferral” as such phrase is used in Section 1.409A-1 of the U.S. Treasury Regulations or (B) comply with the requirements of Section 409A of the Code. In that regard, notwithstanding anything in any Award to the contrary (but subject to an express provision in an Award Agreement authorized by the Committee in its discretion to override the provisions of this Section 8(m)(ii)): (I) in no event shall payment of or under an Award be made later than 2 1⁄2 months following the year in which such payment ceases to be subject to a substantial risk of forfeiture for purposes of Section 409A; and (II) for any Award in which all or a portion becomes “nonforfeitable” upon the occurrence of an event, the relevant provisions of such Award shall be deemed to include a proviso that (x) to the extent all requirements for vesting but for the passage of time have been met as of the occurrence of such event, payment shall be made as of the next following Distribution Date and (y) to the extent additional vesting would require the achievement of additional performance thresholds (e.g., distribution or earnings levels), vesting shall occur and payment made (if based on a distribution) on the Distribution Date on which the threshold is achieved or (if based on earnings or other performance metric) the next Distribution Date following the date on which the threshold is achieved. For this purpose, as used herein and in any Award, the term “Distribution Date” shall mean the day in February, May, August or November in any year (as such month and year are specified in the Award or as context dictates; e.g., the “next following Distribution Date” after the occurrence of an event) that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day).

Section 9. Term of the Plan.

The Plan shall be effective on the Effective Date and shall continue until the earliest of (i) the date terminated by the Board or the Committee or (ii) the date that all available Units under the Plan have been paid or issued to Participants. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan or an Award Agreement to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. Notwithstanding anything in the Plan to the contrary, except with respect to Awards made under the Prior Plans, no Awards may become vested, and no Units may be issued under the Plan, prior to the Effective Date. Further, if the Plan is not approved by the unitholders of the Partnership on or before December 31, 2013, then the Plan shall be void ab initio, and the Prior Plans shall continue in effect as if this amendment and restatement of the Prior Plans had not occurred, and any Awards previously granted under a Prior Plan shall continue in effect under the terms of the grant; provided, further, that thereafter Awards may continue to be granted pursuant to the terms of the Prior Plans (as the same may thereafter be amended).

■

PLAINS ALL AMERICAN PIPELINE, L.P.

Proxy for Special Meeting of Common Unitholders

Tuesday, November 19, 2013

This proxy is solicited by the board of directors of the general partner of Plains All American Pipeline, L.P. for use at the Special Meeting on November 19, 2013.

The undersigned hereby appoints Greg L. Armstrong, Al Swanson and Richard McGee, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the common units which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Common Unitholders of Plains All American Pipeline, L.P. to be held November 19, 2013 at 1:00 p.m., Central Time, in The Senate Room, located on the 12th Floor of Two Allen Center, 1200 Smith Street, Houston, Texas 77002, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

■	14475 ■

SPECIAL MEETING OF COMMON UNITHOLDERS OF

PLAINS ALL AMERICAN PIPELINE, L.P.

November 19, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your common units in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.astproxyportal.com/ast/02337/

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

¢ 00033000000000000000	1	111913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to approve the Plains All American 2013 Long-Term Incentive Plan.	☐	☐	☐

2.

Proposal to approve the adjournment of the Special Meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

				☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

SPECIAL MEETING OF COMMON UNITHOLDERS OF

PLAINS ALL AMERICAN PIPELINE, L.P.

November 19, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.astproxyportal.com/ast/02337/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

¢ 00033000000000000000	1	111913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to approve the Plains All American 2013 Long-Term Incentive Plan.	☐	☐	☐

2.

Proposal to approve the adjournment of the Special Meeting to a later date or dates, if deemed necessary or appropriate by our General Partner, to solicit additional proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

				☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢